                                                                     EXHIBIT 2.1



                          AGREEMENT AND PLAN OF MERGER

                                   dated as of

                                  June 9, 2002

                                      among

                           SILVERSTREAM SOFTWARE, INC.

                                  NOVELL, INC.

                                       and

                              DELAWARE PLANET INC.

                                TABLE OF CONTENTS


                                                                            PAGE

ARTICLE 1      DEFINITIONS..............................................      1

      Section 1.01   Definitions........................................      1

ARTICLE 2      THE OFFER................................................      6

      Section 2.01   The Offer..........................................      6

      Section 2.02   Company Action.....................................      7

      Section 2.03   Directors..........................................      8

ARTICLE 3      THE MERGER...............................................      9

      Section 3.01   The Merger.........................................      9

      Section 3.02   Conversion of Shares...............................     10

      Section 3.03   Surrender and Payment..............................     10

      Section 3.04   Dissenting Shares..................................     11

      Section 3.05   Stock Options......................................     11

      Section 3.06   Employee Stock Purchase Plan.......................     12

      Section 3.07   Adjustments........................................     12

      Section 3.08   Withholding Rights.................................     12

      Section 3.09   Lost Certificates..................................     12

ARTICLE 4      THE SURVIVING CORPORATION................................     12

      Section 4.01   Certificate of Incorporation.......................     12

      Section 4.02   Bylaws.............................................     12

      Section 4.03   Directors and Officers.............................     12

ARTICLE 5      REPRESENTATIONS AND WARRANTIES OF THE COMPANY............     13

      Section 5.01   Corporate Existence and Power......................     13

      Section 5.02   Corporate Authorization............................     13

      Section 5.03   Governmental Authorization.........................     13

      Section 5.04   Non-contravention..................................     13

      Section 5.05   Capitalization.....................................     14

      Section 5.06   Subsidiaries.......................................     14

      Section 5.07   SEC Filings........................................     15

      Section 5.08   Financial Statements...............................     15

      Section 5.09   Disclosure Documents...............................     16

      Section 5.10   Absence of Certain Changes.........................     16

      Section 5.11   No Undisclosed Material Liabilities................     17

                                TABLE OF CONTENTS
                                   (continued)

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                                                                            PAGE

      Section 5.12   Compliance with Laws and Court Orders..............     17

      Section 5.13   Litigation.........................................     18

      Section 5.14   Finders' Fees......................................     18

      Section 5.15   Taxes..............................................     18

      Section 5.16   Employee Benefit Plans.............................     20

      Section 5.17   Environmental Matters..............................     22

      Section 5.18   Antitakeover Statutes..............................     23

      Section 5.19   Technology and Intellectual Property...............     23

      Section 5.20   Material Contracts.................................     27

      Section 5.21   Transactions with Affiliates.......................     28

      Section 5.22   Rights Agreement or Plan...........................     28

      Section 5.23   Insurance..........................................     28

ARTICLE 6      REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER
               SUBSIDIARY...............................................     29

      Section 6.01   Corporate Existence and Power......................     29

      Section 6.02   Corporate Authorization............................     29

      Section 6.03   Governmental Authorization.........................     29

      Section 6.04   Non-contravention..................................     29

      Section 6.05   Disclosure Documents...............................     30

      Section 6.06   Finders' Fees......................................     30

      Section 6.07   Financing..........................................     30

      Section 6.08   Litigation.........................................     30

      Section 6.09   Company Stock......................................     30

ARTICLE 7      COVENANTS OF THE COMPANY.................................     31

      Section 7.01   Conduct of the Company.............................     31

      Section 7.02   Stockholder Meeting; Proxy Material................     33

      Section 7.03   Access to Information..............................     33

      Section 7.04   No Solicitation; Other Offers......................     33

      Section 7.05   Section 16 Matters.................................     35

ARTICLE 8      COVENANTS OF PARENT......................................     35

      Section 8.01   Obligations of Merger Subsidiary...................     35

      Section 8.02   Voting of Shares...................................     35

      Section 8.03   Director and Officer Liability.....................     35

                                TABLE OF CONTENTS
                                   (continued)

                                                                            PAGE

      Section 8.04   Comparability of Employee Benefits.................     36

ARTICLE 9      COVENANTS OF PARENT AND THE COMPANY......................     36

      Section 9.01   Reasonable Best Efforts............................     36

      Section 9.02   Certain Filings....................................     37

      Section 9.03   Public Announcements...............................     37

      Section 9.04   Further Assurances.................................     37

      Section 9.05   Merger Without Meeting of Stockholders.............     37

      Section 9.06   Option Plans; Stock Options........................     37

      Section 9.07   Notices of Certain Events..........................     38

ARTICLE 10     CONDITIONS TO THE MERGER.................................     38

      Section 10.01  Conditions to Obligations of Each Party............     38

      Section 10.02  Conditions to the Obligations of Parent and Merger
                     Subsidiary.........................................     38

ARTICLE 11     TERMINATION..............................................     39

      Section 11.01  Termination........................................     39

      Section 11.02  Effect of Termination..............................     40

ARTICLE 12     MISCELLANEOUS............................................     40

      Section 12.01  Notices............................................     40

      Section 12.02  Survival of Representations and Warranties.........     41

      Section 12.03  Amendments; No Waivers.............................     41

      Section 12.04  Expenses...........................................     41

      Section 12.05  Successors and Assigns.............................     42

      Section 12.06  Governing Law......................................     42

      Section 12.07  Jurisdiction.......................................     42

      Section 12.08  Waiver of Jury Trial...............................     43

      Section 12.09  Counterparts; Effectiveness; Benefit...............     43

      Section 12.10  Entire Agreement...................................     43

      Section 12.11  Captions...........................................     43

      Section 12.12  Severability.......................................     43

      Section 12.13  Specific Performance...............................     43

                          AGREEMENT AND PLAN OF MERGER

      AGREEMENT AND PLAN OF MERGER dated as of June 9, 2002, among SilverStream Software, Inc., a Delaware corporation (the "COMPANY"), Novell, Inc., a Delaware corporation ("PARENT"), and Delaware Planet Inc., a Delaware corporation and a wholly-owned subsidiary of Parent ("MERGER SUBSIDIARY").

                                    RECITALS

      WHEREAS, the Boards of Directors of the Company, Parent and Merger Subsidiary have each determined that it is in the best interests of their respective stockholders for Merger Subsidiary to acquire the Company upon the terms and subject to the conditions set forth herein; and

      WHEREAS, in furtherance thereof, it is proposed that Merger Subsidiary will make a cash tender offer to acquire all shares of the issued and outstanding common stock, $.001 par value, of the Company for $9.00 per share or such higher price as may be paid in the tender offer, net to the seller in cash; and

      WHEREAS, also in furtherance of such acquisition, the Boards of Directors of the Company, Merger Subsidiary and Parent have each approved the merger of Merger Subsidiary with and into the Company (the "Merger") following the Offer in accordance with Delaware Law and upon the terms and subject to the conditions set forth herein; and

      WHEREAS, as an inducement and a condition to Parent's and Merger Subsidiary's entering into this Agreement certain stockholders of the Company have entered into Stockholder's Agreements with Parent and Merger Subsidiary (the "STOCKHOLDER'S AGREEMENTS"), pursuant to which each such stockholder has, among other things, agreed to tender its shares of Company common stock in the Offer, granted to Parent a proxy with respect to the voting of such shares and granted to Parent an option to purchase such shares, in each case upon the terms and subject to the conditions set forth in the Stockholder's Agreements; and

      WHEREAS, the Board of Directors of the Company has approved this Agreement and has determined that the consideration to be paid for each share of Company common stock in the tender offer and the merger is fair to the holders of such shares and has recommended that the holders of such shares tender their shares in the tender offer and, if necessary under Delaware Law, vote to adopt this Agreement.

      NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Company, Parent and Merger Subsidiary hereby agree as follows:

                                    ARTICLE 1

                                   Definitions

      Section 1.01     Definitions.

      (a)   The following terms, as used herein, have the following meanings:

      "ACQUISITION PROPOSAL" means, other than the transactions contemplated by this Agreement, any Third Party offer, proposal or inquiry relating to, or any Third Party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 20% or more of the consolidated assets of the Company and its Subsidiaries or over 20% of any class of equity or voting securities of the Company or any of its

Subsidiaries the assets of which, individually or in the aggregate, constitute more than 20% of the consolidated assets of the Company, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Third Party beneficially owning 20% or more of any class of equity or voting securities of the Company or any of its Subsidiaries the assets of which, individually or in the aggregate, constitute more than 20% of the consolidated assets of the Company, (iii) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries the assets of which, individually or in the aggregate, constitute more than 20% of the consolidated assets of the Company or (iv) any other transaction the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the Offer or Merger or that could reasonably be expected to dilute materially the benefits to Parent of the transactions contemplated hereby.

      "AFFILIATE" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person.

      "BENEFIT ARRANGEMENT" means any employment, consulting, severance or similar contract or arrangement (whether or not written) providing for compensation, bonus, profit-sharing, stock option, or other stock-related rights or other forms of incentive or deferred compensation, vacation benefits, insurance coverage (including any self-insured arrangements), health or medical benefits, disability benefits, worker's compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance or other benefits) that (i) is not an Employee Plan, (ii) is entered into, maintained, administered or contributed to, as the case may be, by the Company or any of its Affiliates and (iii) covers any employee, director, or consultant, or former employee, director, or consultant of the Company or any of its Subsidiaries employed in the United States.

      "BUSINESS DAY" shall have the meaning set forth in Rule 14d-1(g)(3) under the 1934 Act.

      "CODE" means the Internal Revenue Code of 1986, as amended.

      "COMPANY BALANCE SHEET" means the consolidated balance sheet of the Company as of December 31, 2001 and the footnotes thereto set forth in the Company 10-K.

      "COMPANY DISCLOSURE SCHEDULE" shall have the meaning set forth in Article
5.

      "COMPANY 10-K" means the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001.

      "DELAWARE LAW" means the General Corporation Law of the State of
Delaware.

      "EMPLOYEE PLAN" means any "employee benefit plan", as defined in Section 3(3) of ERISA, that (i) is subject to any provision of ERISA, (ii) is maintained, administered, sponsored, or contributed to by the Company or any of its ERISA Affiliates or for which the Company or any ERISA Affiliate has or may have any liability, contingent or otherwise, and (iii) covers any employee or former employee of the Company or any of its Subsidiaries employed in the United States.

      "ENVIRONMENTAL LAWS" means any applicable federal, state, local or foreign law (including common law), treaty, judicial decision, regulation, rule, judgment, order, decree, injunction, permit or governmental restriction or requirement or any agreement with any governmental authority, relating to human and/or worker health and safety, the environment, or governing the handling, use, generation, treatment, storage, transportation, disposal, manufacture, distribution, formulation, packaging, labeling, or Release of Hazardous Materials, whether now existing or subsequently amended or enacted, including but not limited to: the Clean Air Act, 42 U.S.C. Section 7401 et seq.; the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act 7 U.S.C. Section 136 et seq.; the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Section 6901 et seq.; the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; the Occupational Safety & Health Act of 1970, 29 U.S.C. Section 651 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. Section 2701 et seq.; the Safe Drinking Water Act of 1974, 42 U.S.C. Section 300(f) et seq.; and the state analogies thereto, all as amended or superseded from time to time as of the Effective Time.

      "ENVIRONMENTAL PERMITS" means all permits, licenses, franchises, certificates, approvals and other similar authorizations of governmental authorities relating to or required by Environmental Laws and affecting, or relating in any way to, the business of the Company or any of its Subsidiaries as currently conducted.

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

      "ERISA AFFILIATE" means any Person that, together with the Company, is or was at anytime treated as a single employer under Section 414 of the Code or
Section 4001 of ERISA.

      "EXCHANGE RATIO" shall be a number (rounded to the nearest ten-thousandth) determined by dividing $9.00, or such higher price as is paid in the Offer, by the Market Price per share of Parent Common Stock.

      "HAZARDOUS MATERIAL" means petroleum, petroleum hydrocarbons or petroleum products, petroleum by-products, radioactive materials, asbestos or asbestos-containing materials, gasoline, diesel fuel, pesticides, radon, urea formaldehyde, lead or lead-containing materials, polychlorinated biphenyls; and any other chemicals, materials, substances or wastes in amounts or concentrations defined as or included in the definition of "hazardous substances," "hazardous materials," "hazardous wastes," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," "pollutants," "regulated substances," "solid wastes," or "contaminants" or words of similar import, under any Environmental Law.

      "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

      "INTERNATIONAL PLAN" means any employment, severance or similar contract or arrangement (whether or not written) or any plan, policy, fund, program or arrangement or contract providing for severance, insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, pension or retirement benefits or for deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights or other forms of incentive compensation or post-retirement insurance, compensation or benefits that (i) is not an Employee Plan or a Benefit Arrangement, (ii) is entered into, maintained, administered or contributed to by the Company or any of its Affiliates and (iii) covers any employee, director or consultant, or former employee, director or consultant of the Company or any of its Subsidiaries who is not employed in the United States.

      "KNOWLEDGE" of any Person that is not an individual means the actual knowledge of such Person's directors and Officers (and to the extent such Person is the Company, those Persons listed on Schedule A), or the knowledge such directors and Officers (and to the extent such Person is the Company, those Persons listed on Schedule A) could be expected to discover or of which they would otherwise become aware after reasonable inquiry.

      "LIEN" means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien, any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

      "MARKET PRICE" per share of Parent Common Stock shall be the average closing price per share of Parent Common Stock on the Nasdaq National Market for the thirty calendar days ending with the date that is two calendar days prior to the date on which the Effective Time occurs.

      "MATERIAL ADVERSE EFFECT" means, with respect to any Person, a material adverse effect on the condition (financial or otherwise), business, assets or results of operations of such Person and its Subsidiaries, taken as a whole; provided, however, that a "Material Adverse Effect" with respect to the Company or any of its Subsidiaries shall not include (i) changes, effects and circumstances that are the result of factors generally affecting the industry or specific markets in which the Company and its Subsidiaries compete, or that are the result of factors affecting the Company's customers or the industries or markets in which the Company's customers operate (other than any such change having a materially disproportionate effect on the Company relative to other industry participants), (ii) any change, effect or circumstance resulting from changes in general economic, regulatory or political conditions, conditions in the United States or worldwide capital markets, any act of terrorism, or any outbreak of hostilities or war (other than any such condition having a materially disproportionate effect on the Company relative to other industry participants), (iii) any change in the trading price or trading volume of the Company's common stock (but not any change or effect underlying such change in trading price or trading volume to the extent such change or effect would otherwise constitute a Material Adverse Effect on the Company), (iv) any failure by the Company to meet published revenue or earnings projections (but not any change underlying either such failure to the extent such change would otherwise constitute a Material Adverse Effect on the Company) or (v) any change, effect or circumstance resulting from any action taken or announced, or any action not taken, with the written consent of the Chief Executive Officer of Parent.

      "1933 ACT" means the Securities Act of 1933, as amended.

      "1934 ACT" means the Securities Exchange Act of 1934, as amended.

      "OFFICER" of any Person means any executive officer of such Person within the meaning of Rule 3b-7 of the 1934 Act.

      "PARENT COMMON STOCK" means the shares of common stock, par value $.10 per share, of Parent.

      "PBGC" means the Pension Benefit Guaranty Corporation.

      "PERSON" means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

      "RELEASE" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing of a Hazardous Material into the environment.

      "SEC" means the Securities and Exchange Commission.

      "SHARES" means the shares of common stock, $.001 par value per share, of the Company.

      "SUBSIDIARY" means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

      "THIRD PARTY" means any Person as defined in this Agreement or in Section 13(d) of the 1934 Act, other than Parent or any of its Affiliates.

      Any reference in this Agreement to a statute shall be to such statute, as amended from time to time, and to the rules and regulations promulgated thereunder.

      (b) Each of the following terms is defined in the Section set forth opposite such term:

            TERM                                                 SECTION
            ----                                                 -------
            Accessibility Requirements........................      5.19
            Certificates......................................      3.03
            Certificate of Merger.............................      3.01
            Company Disclosure Documents......................      5.09
            Company Disclosure Schedule.......................      5.00
            Company ESPP......................................      3.05
            Company Intellectual Property.....................      5.19
            Company Intellectual Property Assets..............      5.19
            Company Licensed Intellectual Property............      5.19
            Company Licensed Intellectual Property Assets.....      5.19
            Company Material Contracts........................      5.20
            Company Owned Intellectual Property...............      5.19
            Company Products..................................      5.19
            Company Proxy Statement...........................      5.09
            Company SEC Documents.............................      5.07
            Company Securities................................      5.05
            Company Stock Option..............................      9.06
            Company Stockholder Meeting.......................      7.02
            Company Subsidiary Securities.....................      5.06
            Confidentiality Agreement.........................      7.03
            Continuing Directors..............................      2.03
            Continuing Employees..............................      8.04
            Effective Time....................................      3.01
            Exchange Agent....................................      3.03
            Expiration Date...................................      2.01
            GAAP..............................................      5.08
            Indemnified Person................................      8.03
            IRS...............................................      5.15
            Material Contracts................................      5.20
            Merger............................................      3.01
            Merger Consideration..............................      3.02
            Minimum Condition.................................      2.01
            Offer.............................................      2.01

            TERM                                                 SECTION
            ----                                                 -------
            Offer Documents...................................      2.01
            Option Plans......................................      3.05
            Outside Date......................................     11.01
            Preferred Stock...................................      5.05
            Payment Event.....................................     12.04
            Schedule 14D-9....................................      2.02
            Schedule TO.......................................      2.01
            Stockholder's Agreements..........................  Recitals
            Superior Proposal.................................      7.04
            Surviving Corporation.............................      3.01
            Tax Return........................................      5.15
            Taxes.............................................      5.15
            Taxing Authority..................................      5.15

                                    ARTICLE 2

                                    The Offer

      Section 2.01     The Offer.

      (a) Provided that nothing shall have occurred that, had the Offer referred to below been commenced, would give rise to a right to terminate the Offer pursuant to any of the conditions set forth in paragraphs (ii)(a) -
(ii)(g) of Annex I hereto, as promptly as practicable after the date hereof (and in any event within eight (8) Business Days of the date of this Agreement), Merger Subsidiary shall (A) commence (within the meaning of Rule 14d-2 under the 1934 Act) an offer (the "OFFER") to purchase any and all of the outstanding Shares at a price of $9.00 per Share, net to the seller in cash and (B) after affording the Company a reasonable opportunity to review and comment thereon, file a Tender Offer Statement on Schedule TO (the "SCHEDULE TO") and all other necessary documents with the SEC (collectively, the "OFFER DOCUMENTS"), make all deliveries, mailings and telephonic notices required by Rule 14d-3 under the 1934 Act, and publish, send or give the disclosure required by Rule 14d-6 under the 1934 Act by complying with the dissemination requirements of Rule 14d-4 under the 1934 Act in each case in connection with the Offer Documents. The Offer shall be subject only to the condition that there shall be validly tendered in accordance with the terms of the Offer, prior to the expiration date of the Offer and not withdrawn, a number of Shares that, together with the Shares then owned by Parent and/or Merger Subsidiary or any other Subsidiary of Parent, represents at least a majority of the Shares outstanding on a fully-diluted basis (the "MINIMUM CONDITION") and to the other conditions set forth in Annex I hereto. Merger Subsidiary expressly reserves the right to waive any of the conditions to the Offer and to make any change in the terms of or conditions to the Offer, provided that without the prior written consent of the Company, (i) the Minimum Condition may not be waived, (ii) no change may be made that changes the form of consideration to be paid, decreases the price per Share or the number of Shares sought in the Offer or imposes conditions to the Offer in addition to those set forth in Annex I and (iii) no other change may be made to any term of the Offer in any manner adverse to the holders of the Shares. Notwithstanding the foregoing, without the consent of the Company, Merger Subsidiary shall have the right to extend the Offer (i) from time to time if, at the scheduled or extended expiration date of the Offer, any of the conditions to the Offer shall not have been satisfied or waived, until such conditions are satisfied or waived or (ii) for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer or any period required by applicable law. The Offer shall remain open until the date that is twenty (20) Business Days after the commencement of the Offer (the "EXPIRATION DATE"), unless Parent shall have extended the period of time for which the Offer is open pursuant to, and in accordance with, the terms of this Agreement or as may be required by applicable law, in which event, the term "Expiration Date" shall mean the latest time and date as the Offer, as so extended, may expire. If, at any Expiration Date, any of the conditions to the Offer are not satisfied or waived by Parent, Parent may, but shall not be required to, extend the Offer; provided, however, if the Offer shall not have been consummated at the Expiration Date as a result of the failure to satisfy the condition to the Offer relating to the expiration of the waiting period under the HSR Act or under any applicable foreign antitrust statutes or regulations, Parent will, at the request of the Company, cause Merger Subsidiary to extend the Expiration Date for one or more periods (not in excess of ten (10) Business Days each) but in no event later than December 31, 2002. If at the expiration of the Offer all of the conditions to the Offer have been satisfied or waived, Merger Subsidiary may extend the Offer pursuant to an amendment to the Offer providing for a "subsequent offering period" not to exceed twenty (20) Business Days to the extent permitted under, and in compliance with, Rule 14d-11 under the 1934 Act. Subject to the foregoing and upon the terms and subject to the conditions of the Offer, Merger Subsidiary shall, and Parent shall cause it to, accept for payment and pay for, as promptly as practicable after the expiration of the Offer, all Shares validly tendered and not withdrawn pursuant to the Offer.

      (b) Parent, Merger Subsidiary and the Company agree that the Offer Documents shall comply in all material respects with the requirements of applicable U.S. federal securities laws and, on the date first filed with the SEC and on the date first published, sent or given to the Company's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that in complying with the foregoing commitments, Parent or Merger Subsidiary may rely on the accuracy of any information supplied by the Company or any of its stockholders for inclusion or incorporation by reference in the Offer Documents, and the Company may rely on the accuracy of any information supplied by Parent or Merger Subsidiary for inclusion or incorporation by reference in the Offer Documents. Parent, Merger Subsidiary and the Company each agrees promptly to correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect. Parent and Merger Subsidiary agree to take all steps necessary to cause the Schedule TO as so corrected to be filed with the SEC and the other Offer Documents as so corrected to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. The Company and its counsel shall be given a reasonable opportunity to review and comment on the Offer Documents and any amendments thereto prior to their being filed with the SEC or disseminated to the holders of Shares. Parent and Merger Subsidiary shall provide the Company and its counsel with a copy of any written comments or telephonic notification of any oral comments Parent, Merger Subsidiary or their counsel may receive from the SEC or its staff with respect to the Offer promptly after the receipt thereof, shall consult with the Company and its counsel prior to responding to any such comments, and shall provide the Company and its counsel with a copy of any written responses thereto and telephonic notification of any oral responses thereto of Parent or Merger Subsidiary or their counsel.

      (c) Parent shall provide or cause to be provided to Merger Subsidiary on a timely basis the funds necessary to purchase any and all Shares that Merger Subsidiary becomes obligated to purchase pursuant to the Offer.

      Section 2.02     Company Action.

      (a) The Company hereby consents to the Offer and represents that its Board of Directors, at a meeting duly called and held has (i) unanimously determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are fair to and in the best interests of the Company's stockholders, (ii) unanimously approved this Agreement and the transactions contemplated hereby, including the Offer, the Merger and Parent's acquisition of Shares pursuant to the Stockholder's Agreements, in accordance with the requirements of the Delaware Law, (iii) subject to Section 7.04(b), unanimously resolved to recommend to its Stockholders that they tender their shares in the Offer and vote to adopt this Agreement and (iv) taken all action necessary to render the limitations on business combinations contained in Section 203 of Delaware Law inapplicable to this Agreement, the Stockholder's Agreements and the transactions contemplated hereby and thereby. The Company further represents that Morgan Stanley & Co. Incorporated has delivered to the Company's Board of Directors its written opinion to the effect that, as of the date of such opinion, and on the basis of and subject to the assumptions set forth therein, the consideration to be paid in the Offer and the Merger is fair to the holders of Shares from a financial point of view. The Company will promptly furnish Parent with a list of its stockholders, mailing labels and any available listing or computer file containing the names and addresses of all record holders of Shares and lists of securities positions of Shares held in stock depositories, in each case true and correct as of the most recent practicable date, and will provide to Parent such additional information (including updated lists of stockholders, mailing labels and lists of securities positions) and such other assistance as Parent may reasonably request in connection with the Offer. From and after the date of this Agreement, all such information concerning the Company's record holders and, to the extent known, beneficial holders, shall be made available to Merger Subsidiary. Subject to the requirements of applicable laws and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer, the Merger and the other transactions contemplated by this Agreement, Parent and Merger Subsidiary shall, until consummation of the Offer, hold in confidence the information contained in any of such labels and lists, shall use such information only in connection with the Offer, the Merger and the other transactions contemplated by this Agreement and, if this Agreement shall be terminated in accordance with Section 11.01, shall deliver to the Company all copies of such information then in their possession or under their control.

      (b) As soon as practicable on the day that the Offer is commenced (which shall not be prior to the fifth Business Day after the date hereof without the Company's consent), the Company shall file with the SEC and disseminate to holders of Shares, in each case as and to the extent required by applicable federal securities laws, a Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements thereto, the "SCHEDULE 14D-9") that, subject to Section 7.04(b), shall reflect the recommendations of the Company's Board of Directors referred to above. The Company, Parent and Merger Subsidiary each agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect. The Company agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. Parent and its counsel shall be given a reasonable opportunity to review and comment on the
Schedule 14D-9 and each amendment thereto prior to its being filed with the SEC or disseminated to the holders of Shares.

      Section 2.03     Directors.

      (a) Effective upon the acceptance for payment of, and payment for, any Shares pursuant to the Offer, Parent shall be entitled to designate the number of directors, rounded up to the next whole number, on the Company's Board of Directors that equals the product of (i) the total number of directors on the Company's Board of Directors (giving effect to the election of any additional directors pursuant to this Section) and (ii) the percentage that the number of Shares beneficially owned by Parent and/or Merger Subsidiary (including Shares accepted for payment) bears to the total number of Shares outstanding, and the Company shall take all action necessary to cause Parent's designees to be elected or appointed to the Company's Board of Directors, including increasing the number of directors, and seeking and accepting resignations of incumbent directors. At such time, the Company will also use its reasonable best efforts to cause individuals designated by Parent to constitute the number of members, rounded up to the next whole number, on (i) each committee of the Board (subject to any relevant independence requirements) and (ii) each board of directors of each Subsidiary of the Company (and each committee thereof) that represents the same percentage as such individuals represent on the Board of Directors of the Company.

      (b) The Company's obligations to appoint Parent's designees to the Board of Directors shall be subject to Section 14(f) of the 1934 Act and Rule 14f-1 promulgated thereunder. The Company shall promptly take all actions, and shall include in the Schedule 14D-9 such information with respect to the Company and its Officers and directors, as Section 14(f) and Rule 14f-1 require in order to fulfill its obligations under this Section. Parent shall supply to the Company in writing and be solely responsible for any information with respect to itself and its nominees, Officers, directors and affiliates required by Section 14(f) and Rule 14f-1.

      (c) Following the election or appointment of Parent's designees pursuant to Section 2.03(a) and until the Effective Time, there shall be in office at least one Continuing Director and the approval of not less than a majority of the directors of the Company then in office, which majority shall include the concurrence of a majority of the directors neither designated by Parent nor employed by the Company (the "CONTINUING DIRECTORS"), shall be required to authorize any termination of this Agreement by the Company, any amendment of this Agreement requiring action by the Board of Directors, any extension of time for performance of any obligation or action hereunder by Parent or Merger Subsidiary and any waiver of compliance with any of the agreements or conditions contained herein for the benefit of the Company or other action by the Company hereunder which materially adversely affects the holders of Shares (other than Parent and Merger Subsidiary); provided, however, if the foregoing provisions of this subsection are invalid or incapable of being enforced under applicable law, then neither Parent nor Merger Subsidiary shall approve (either in its capacity as a stockholder or as a party to this Agreement, as applicable), and Parent and Merger Subsidiary shall use their commercially reasonable efforts to prevent the occurrence of, such action unless such action shall have received the unanimous approval of the Board of Directors of the Company. Following the election or appointment of Parent's designees pursuant to Section 2.03(a) and until the Effective Time, the Company shall use its reasonable best efforts to ensure that at least two Continuing Directors shall remain members of the Board of Directors; provided that, if there shall be in office fewer than two Continuing Directors for any reason, the parties shall use their commercially reasonable efforts to cause the Board of Directors of the Company to cause the person designated by the remaining Continuing Director to be elected to fill such vacancy, which person shall be deemed to be a Continuing Director for all purposes of this Agreement. If no Continuing Directors then remain, the other directors of the Company then in office shall designate two persons to fill such vacancies who will not be directors, Officers, employees or Affiliates of Parent, Merger Subsidiary or the Company, and such persons shall be deemed to be Continuing Directors for all purposes of this Agreement. The Board of Directors of the Company shall not delegate any matter covered by this Section 2.03 to any committee of the Board of Directors of the Company unless such committee consists only of Continuing Directors.

                                    ARTICLE 3

                                   The Merger

      Section 3.01     The Merger.

      (a) Upon the terms and subject to the conditions of this Agreement and the applicable provisions of Delaware Law, at the Effective Time, Merger Subsidiary shall be merged (the "MERGER") with and into the Company in accordance with Delaware Law, whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation (the "SURVIVING CORPORATION").

      (b) As soon as practicable after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger, the Company and Merger Subsidiary will file a certificate of merger (or certificate of ownership and merger, as the case may be (the "CERTIFICATE OF MERGER")) with the Delaware Secretary of State and make all other filings or recordings required by Delaware Law in connection with the Merger. The Merger shall become effective at such time (the "EFFECTIVE TIME") as the Certificate of Merger is duly filed with the Delaware Secretary of State or at such later time as is agreed upon in writing by the Company, Parent and Merger Subsidiary and specified in the Certificate of Merger.

      (c) From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Subsidiary, all as provided under Delaware Law.

      Section 3.02     Conversion of Shares. At the Effective Time:

      (a) except as otherwise provided in Section 3.02(b) or Section 3.04, each Share outstanding immediately prior to the Effective Time shall be converted into the right to receive $9.00 in cash or any higher price paid for each Share in the Offer, without interest (the "MERGER CONSIDERATION");

      (b) each Share held by the Company as treasury stock or owned by Parent or any of its Subsidiaries immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto; and

      (c) each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

      Section 3.03     Surrender and Payment.

      (a) Prior to the Effective Time, Parent shall appoint an agent (the "EXCHANGE AGENT") for the purpose of exchanging certificates representing Shares outstanding as of the Effective Time (the "CERTIFICATES") for the Merger Consideration. Parent will, or will cause Merger Subsidiary to, deposit with the Exchange Agent, prior to or upon the Effective Time, the Merger Consideration to be paid in respect of the Shares. Promptly after the Effective Time, Parent will send, or will cause the Exchange Agent to send, to each holder of Shares at the Effective Time a letter of transmittal and instructions (which shall be mutually acceptable to Parent and the Company and specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates to the Exchange Agent) for use in such exchange.

      (b) Parent shall cause the Exchange Agent to deliver promptly to each holder of Shares that have been converted into the right to receive the Merger Consideration, upon surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, the Merger Consideration payable for each Share formerly represented by such Certificate. Until so surrendered, each such Certificate shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration.

      (c) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition to such payment that the Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

      (d) After the Effective Time, there shall be no further registration of transfers of Shares. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article.

      (e) Any portion of the Merger Consideration deposited with the Exchange Agent pursuant to Section 3.03(a) (and any interest or other income earned thereon) that remains unclaimed by the holders of Shares six months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged them for the Merger Consideration in accordance with this Section prior to that time shall thereafter look only to Parent for payment of the Merger Consideration in respect of such Shares without any interest thereon. Notwithstanding the foregoing, Parent shall not be liable to any holder of Shares for any amount paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of Shares two years after the Effective Time (or such earlier date immediately prior to such time when the amounts would otherwise escheat to or become property of any governmental authority) shall become, to the extent permitted by applicable law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

      (f) Any portion of the Merger Consideration deposited with the Exchange Agent pursuant to Section 3.03(a) to pay for Shares for which appraisal rights have been perfected shall be returned to Parent, upon demand.

      Section 3.04 Dissenting Shares. Notwithstanding Section 3.02, Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such Shares in accordance with Delaware Law shall not be converted into a right to receive the Merger Consideration but shall be converted into the right to receive such consideration as may be determined to be due to such holder pursuant to Delaware Law, unless such holder fails to perfect, withdraws or otherwise loses its right to appraisal. If, after the Effective Time, such holder fails to perfect, withdraws or loses its right to appraisal, such Shares shall be treated as if they had been converted as of the Effective Time into a right to receive the Merger Consideration. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of Shares, and Parent shall have the right to direct all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent, the Company shall not voluntarily make any payment with respect to, or settle or offer to settle, any such demands.

      Section 3.05     Stock Options.

      (a) At the Effective Time, all options to purchase Shares then outstanding under the Company's 1997 Stock Incentive Plan, the Company's 2001 Stock Incentive Plan, the eObject, Inc. 2000 Stock Plan, and the Bondi Software, Inc. Employee Stock Option Plan (collectively, the "OPTION PLANS"), whether or not vested or exercisable, and the Option Plans themselves, shall be assumed by Parent in accordance with Section 9.06.

      (b) Except as set forth in Section 3.05(a) with respect to the Option Plans and in Section 3.06 with respect to the Company's Employee Stock Purchase Plan (the "COMPANY ESPP"), the Company shall cause the provisions in any other plan, program or arrangement, providing for the issuance or grant by the Company or any of its Subsidiaries of any interest in respect of the capital stock of the Company or any of its Subsidiaries to be terminated as of the Effective Time.

      (c) The Company represents and warrants that all of the Option Plans provide that the Company can take the actions described in this Section 3.05 without obtaining the consent of any holders of options under the Option Plans.

      Section 3.06 Employee Stock Purchase Plan. Each outstanding option to purchase Shares under the Company ESPP shall be treated in accordance with the provisions of the Company ESPP (including Section 16 thereof). Prior to the date on which Merger Subsidiary first accepts Shares for payment pursuant to the Offer, the Company shall give any required notice to participants in the Company ESPP of the cancellation of the Company ESPP, and each participant shall have the right to exercise his or her outstanding option under the Company ESPP in full based on the accumulated payroll deductions then credited to his or her account. Thereafter, no new payroll contributions shall be accepted by, or made to, the Company ESPP. As of the date on which Merger Subsidiary first accepts Shares for payment pursuant to the Offer, the Company ESPP shall be terminated in accordance with the provisions thereof.

      Section 3.07 Adjustments. If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding Shares shall occur by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of Shares, or stock dividend thereon with a record date during such period, the cash payable pursuant to the Offer, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted.

      Section 3.08 Withholding Rights. Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law. If the Surviving Corporation or Parent, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which the Surviving Corporation or Parent, as the case may be, made such deduction and withholding.

      Section 3.09 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable and customary amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the Shares represented by such Certificate, as contemplated by this Article.

                                    ARTICLE 4

                            The Surviving Corporation

      Section 4.01 Certificate of Incorporation. The certificate of incorporation of the Company shall be amended in the Merger to read in its entirety as set forth in Exhibit A.

      Section 4.02 Bylaws. The bylaws of the Company in the Merger shall be amended in their entirety as set forth in Exhibit B.

      Section 4.03 Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, (i) the directors of Merger Subsidiary at the Effective Time shall be the directors of the Surviving Corporation and (ii) the Officers of the Company at the Effective Time shall be the Officers of the Surviving Corporation.

                                    ARTICLE 5

                  Representations and Warranties of the Company

      The Company represents and warrants to Parent that the statements contained in this Article 5 are true and correct, except as set forth in a correspondingly numbered schedule delivered by the Company to Parent dated as of the date hereof (the "COMPANY DISCLOSURE SCHEDULE"). The Company Disclosure Schedule shall be arranged in paragraphs corresponding to numbered and lettered sections contained in this Article 5, and the disclosures in any paragraph of the Company Disclosure Schedule shall qualify other sections in this Article 5 to the extent it is reasonably and readily apparent from a reading of the disclosure that such disclosure is applicable to such other sections. Neither the Company nor any of its Subsidiaries or Affiliates has made or shall be deemed to have made any representation or warranty to Parent or Merger Subsidiary other than as set forth in this Article 5.

      Section 5.01 Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary (each as listed on Schedule 5.01), except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company has heretofore delivered to Parent true and complete copies of the certificate of incorporation and bylaws of the Company as currently in effect.

      Section 5.02 Corporate Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby are within the Company's corporate powers and, except for the affirmative vote of the holders of a majority of the outstanding Shares in connection with the consummation of the Merger (if required by law), have been duly authorized by all necessary corporate action on the part of the Company. The affirmative vote of the holders of a majority of the outstanding Shares (if required by law) is the only vote of the holders of any of the Company's capital stock necessary in connection with the consummation of the Merger. This Agreement constitutes a valid and binding agreement of the Company.

      Section 5.03 Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing with, any governmental body, agency, official or authority, domestic, foreign or supranational, other than (i) the filing of the certificate of merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act or any foreign equivalents, (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable securities or takeover laws, whether state or foreign, and the rules and regulations of The Nasdaq Stock Market and (iv) any actions, licenses, consents, permits, orders, approvals or filings the absence of which could not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or materially to impair the ability of the Company to consummate the transactions contemplated by this Agreement.

      Section 5.04 Non-contravention. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of the Company, (ii) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with, or result in a violation or breach of any provision of any applicable material law, statute, ordinance, rule, regulation, judgment, injunction, order or decree applicable to the Company or by which any of its assets or properties are bound, (iii) require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, could become a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon the Company or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Company and its Subsidiaries, except for any consent or other action the failure of which to obtain could not reasonably be expected to result in a Material Adverse Effect on the Company, (iv) require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, could become a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of any Company Material Contract, or (v) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries.

      Section 5.05     Capitalization.

      (a) The authorized capital stock of the Company consists of 100,000,000 Shares and 2,000,000 shares of preferred stock, $.001 par value per share ("PREFERRED STOCK"). As of June 9, 2002, there were outstanding 22,708,605 Shares and employee stock options (as listed by optionee on Schedule 5.05) to purchase an aggregate of 5,661,109 Shares (of which options to purchase an aggregate of 1,808,791 Shares were exercisable). As of the date of this Agreement, there are no shares of Preferred Stock outstanding. All outstanding shares of capital stock of the Company have been, and all shares of capital stock of the Company that may be issued pursuant to the Option Plans will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are fully paid and nonassessable

      (b) Except as set forth in this Section 5.05, as of June 9, 2002, there are no outstanding (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) options or other rights to acquire from the Company or other obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (the items in clauses (i), (ii) and (iii) being referred to collectively as the "COMPANY SECURITIES"). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities.

      Section 5.06     Subsidiaries.

      (a) Each Subsidiary of the Company is a corporation or other entity duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has all corporate or other powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except as would not reasonably be expected to have a Material Adverse Effect on the Company. Each such Subsidiary is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. A true and complete list of all the Subsidiaries, together with the jurisdiction or incorporation or organization of each Subsidiary, the jurisdictions in which each Subsidiary is licensed or qualified to do business and the percentage of each Subsidiary's outstanding capital stock or other equity interests owned by the Company or another of its Subsidiaries as of the date hereof, is set forth in Schedule 5.06 hereto.

      (b) All of the outstanding capital stock of, or other voting securities or ownership interests in, each Subsidiary of the Company, is owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests). There are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary of the Company or (ii) options or other rights to acquire from the Company or any of its Subsidiaries, or other obligation of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities or ownership interests in, any Subsidiary of the Company (the items in clauses (i) and (ii) being referred to collectively as the "COMPANY SUBSIDIARY SECURITIES"). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities.

      Section 5.07     SEC Filings.

      (a) The Company has delivered to Parent (i) the Company's annual reports on Form 10-K for its fiscal years ended December 31, 1999, 2000 and 2001, (ii) its quarterly reports on Form 10-Q for its fiscal quarter ended March 31, 2002,
(iii) its proxy or information statements relating to meetings of, or actions taken without a meeting by, the stockholders of the Company held since December 31, 2001, and (iv) all other reports, statements, schedules and registration statements filed by the Company with the SEC since December 31, 2001 (the documents referred to in this Section 5.07(a) and all other forms, reports and documents required to be filed by the Company with the SEC since the effective date of the registration statement for the Company's initial public offering, collectively, the "COMPANY SEC DOCUMENTS").

      (b) As of the filing date, each Company SEC Document complied as to form in all material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be.

      (c) As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Company SEC Document filed pursuant to the 1934 Act did not, and each such Company SEC Document filed subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

      (d) Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

      Section 5.08 Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included in the Company SEC Documents fairly present, in conformity with United States generally accepted accounting principles ("GAAP") applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended, except that the unaudited consolidated interim financial statements are subject to normal and recurring year-end adjustments which were not and will not be material in amount.

      Section 5.09     Disclosure Documents.

      (a) Each document required to be filed by the Company with the SEC or required to be distributed or otherwise disseminated by the Company to the Company's stockholders in connection with the transactions contemplated by this Agreement (the "COMPANY DISCLOSURE DOCUMENTS"), including the Schedule 14D-9, the proxy or information statement of the Company (the "COMPANY PROXY STATEMENT"), if any, to be filed with the SEC in connection with the Merger, and any amendments or supplements thereto, when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the 1934 Act.

      (b) Any Company Disclosure Document (other than the Company Proxy Statement), at the time of the filing of such Company Disclosure Document or any supplement or amendment thereto and at the time of any distribution or dissemination thereof, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 5.09(b) will not apply to statements or omissions included in the Company Disclosure Documents based upon information furnished to the Company in writing by Parent specifically for use therein.

      (c) The information with respect to the Company or any of its Subsidiaries that the Company furnishes to Parent specifically for use in the Offer Documents, at the time of the filing thereof, at the time of any distribution or dissemination thereof and at the time of the consummation of the Offer, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

      Section 5.10 Absence of Certain Changes. Since December 31, 2001 and through the date hereof, the business of the Company and its Subsidiaries has been conducted in the ordinary course consistent with industry practice and, except as disclosed in Schedule 5.10 there has not been:

      (a) any event, occurrence, development or state of circumstances or facts that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company;

      (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company, or any repurchase, redemption or other acquisition by the Company or any of its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or any of its Subsidiaries;

      (c) any amendment of any material term of any outstanding security of the Company or any of its Subsidiaries;

      (d) any incurrence, assumption or guarantee by the Company or any of its Subsidiaries of any indebtedness for borrowed money other than in the ordinary course of business and in amounts and on terms consistent with past practice, and in no one instance in an amount greater than $50,000;

      (e) any creation or other incurrence by the Company or any of its Subsidiaries of any Lien on any asset other than in connection with the purchase and finance of equipment;

      (f) any making of any loan, advance or capital contributions to or investment in any Person;

      (g) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of the Company or any of its Subsidiaries that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company;

      (h) any transaction or commitment made, or any contract or agreement entered into, by the Company or any of its Subsidiaries relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by the Company or any of its Subsidiaries of any contract or other right, in any case, material to the Company and its Subsidiaries, taken as a whole, other than transactions and commitments in the ordinary course of business consistent with past practice and those contemplated by this Agreement;

      (i) any change in any method of accounting, method of tax accounting or accounting principles or practice by the Company or any of its Subsidiaries, except for any such change required by reason of a concurrent change in GAAP or Regulation S-X under the 1934 Act;

      (j) any (i) grant of any severance or termination pay to (or amendment to any existing arrangement with) any director, Officer or employee of the Company or any of its Subsidiaries, (ii) increase in benefits payable under any existing severance or termination pay policies or employment agreements, (iii) any entering into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, Officer or employee of the Company or any of its Subsidiaries, (iv) establishment, adoption or amendment (except as required by applicable law) of any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any director, Officer or employee of the Company or any of its Subsidiaries, or (v) increase in compensation, bonus or other benefits payable, or grant of any stock option or other equity rights, to any director, Officer or employee of the Company or any of its Subsidiaries;

      (k) any labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any of its Subsidiaries, which employees were not subject to a collective bargaining agreement at December 31, 2001, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees; or

      (l) any agreement, in writing or otherwise, by the Company or any of its Subsidiaries to take any of the actions described in this Section 5.10.

      Section 5.11 No Undisclosed Material Liabilities. There are no material liabilities of the Company or any of its Subsidiaries, other than:

      (a) liabilities or obligations disclosed and provided for in the Company Balance Sheet or in the notes thereto or in the Company SEC Documents filed prior to the date hereof,

      (b) liabilities or obligations incurred in the ordinary course of business consistent with past practice since December 31, 2001, and

      (c) contractual and other liabilities incurred in the ordinary course of business consistent with past practice that are not required by GAAP to be reflected on a balance sheet.

      Section 5.12 Compliance with Laws and Court Orders. The Company and each of its Subsidiaries is and has been in compliance with, and to the Knowledge of the Company is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any applicable material law, statute, ordinance, rule, regulation, judgment, injunction, order or decree.

      Section 5.13 Litigation. There is no action, suit, investigation or proceeding pending against, or, to the Knowledge of the Company, threatened against, the Company, any of its Subsidiaries, any present or former Officer, director or, to the Knowledge of the Company, employee of the Company or any of its Subsidiaries or any other Person for whom the Company or any of such Subsidiary may be liable or any of their respective properties before any court or arbitrator or before or by any governmental body, agency or official, domestic or foreign that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Offer or the Merger or any of the other transactions contemplated hereby.

      Section 5.14 Finders' Fees. Except for Morgan Stanley & Co. Incorporated, a copy of whose engagement agreement has been provided to Parent, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission from the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement.

      Section 5.15     Taxes.

      (a) The Company and each of its Subsidiaries, and each affiliated group (within the meaning of Section 1504 of the Code) of which the Company or any of its Subsidiaries is or has been a member, has timely filed (or has had timely filed on its behalf) or will file or cause to be timely filed all U.S. federal, California, Illinois, Massachusetts, New York, Texas, Virginia or foreign income, sales and use Tax Returns, VAT Tax Returns and other material Tax Returns required by applicable law to be filed by it prior to or as of the Effective Time, and all such Tax Returns are, or will be at the time of filing, true and complete in all material respects.

      (b) The Company and each of its Subsidiaries and each affiliated group (within the meaning of Section 1504 of the Code) of which the Company or any Subsidiary is or has been a member has paid (or has had paid on its behalf), or, where payment is not yet due, has established (or has had established on its behalf and for its sole benefit and recourse) or will establish or cause to be established in accordance with GAAP on or before the Effective Time an adequate accrual for the payment of, all Taxes due, whether asserted or unasserted, contingent or otherwise, with respect to any period or portion thereof ending prior to or as of the Effective Time.

      (c) The federal income and state and local income or franchise Tax Returns of the Company and its Subsidiaries have been examined and settled with the Internal Revenue Service (the "IRS") (or the applicable statutes of limitation for the assessment of federal income Taxes for such periods have expired) for all years through 2001.

      (d) There are no material Liens or encumbrances (whether existing or threatened) for Taxes on any of the assets of the Company or any of its Subsidiaries other than for Taxes not yet due and payable.

      (e) All material Taxes that the Company or its Subsidiaries is or was required by law to have withheld or collected have been duly withheld or collected, and to the extent required, have been paid to the proper Taxing Authority.

      (f) No federal, state, local or foreign audits or administrative proceedings are pending with regard to any Taxes or Tax Return of the Company or its Subsidiaries and none of them has received a written notice of any proposed audit or proceeding regarding any pending audit or proceeding.

      (g) Neither the Company nor any of its Subsidiaries has waived any statute of limitations or otherwise agreed to the extension of any period for the assessment or collection of any Tax.

      (h) No adjustment relating to any U.S. federal, California, Illinois, Massachusetts, New York, Texas, Virginia or foreign income, sales or use Tax Returns, VAT Tax Returns or other material Tax Return filed by the Company or any of its Subsidiaries (and no claim by a Taxing Authority in a jurisdiction in which the Company does not file Tax Returns that the Company may be subject to taxation by such jurisdiction) has been proposed by any Taxing Authority to the Company or any of its Subsidiaries or any representative thereof.

      (i) Neither the Company nor any of its Subsidiaries (i) is a party to any Tax sharing or Tax allocation agreement, arrangement or understanding with a Person other than the Company and its Subsidiaries, (ii) is liable for any material Taxes of any other Person other than the Company and its Subsidiaries under Treasury Regulation 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise, (iii) is a party to any joint venture, partnership or other material arrangement that could be treated as a partnership for income Tax purposes and (iv) has made an election to be characterized as a partnership for U.S. federal income tax purposes.

      (j) Neither the Company nor any of its Subsidiaries has requested, nor has there been granted, an extension of time within which to file any U.S. federal, California, Illinois, Massachusetts, New York, Texas, Virginia or foreign income, sales or use Tax Returns, VAT Tax Returns or other material Tax Returns, which have not since been filed.

      (k) Neither the Company nor any of its Subsidiaries is a party to a closing agreement, or the subject of a private ruling, concerning Taxes.

      (l) Neither the Company nor any of its Subsidiaries has participated in or cooperated with an international boycott within the meaning of Section 999 of the Code.

      (m) The acquisition by the Company of each of GemLogic, Inc., Power 2000, Inc., eObject, Inc., and Bondi Software, Inc. was structured as a reverse subsidiary merger with a first tier wholly-owned transitory subsidiary of the Company or as a taxable stock purchase by the Company, followed by an upstream merger into the Company. The acquisition by the Company of ObjectEra, Inc. was structured as a taxable stock purchase. The acquisition by the Company of GemLogic, Inc. was structured as a reverse subsidiary merger and, at the time of the acquisition, there was no plan or intention to merge, dissolve or liquidate GemLogic, Inc. into the Company.

      (n) The Company (i) has neither agreed to make nor is required to make any adjustment under Section 481 of the Code by reason of a change in accounting method and (ii) is not a "consenting corporation" within the meaning of Section 341(f)(1) of the Code.

      (o) The Company is not nor has it ever been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

      (p) "TAXES" shall mean any and all taxes, charges, fees, duties, levies or other similar assessments, including income, gross receipts, excise, real or personal property, sales, withholding, social security, retirement, unemployment, occupation, use, goods and services, service use, license, value added, capital, net worth, payroll, profits, withholding, franchise, transfer and recording taxes, fees and charges in the nature of Taxes, and any other taxes, assessment or similar charges imposed by the IRS or any taxing authority (whether domestic or foreign including any state, county, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)) (a "TAXING AUTHORITY"), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest whether paid or received, fines, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments. "TAX RETURN" shall mean any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority or jurisdiction (foreign or domestic) with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

      Section 5.16     Employee Benefit Plans.

      (a) The Company has provided Parent with a list and copies of the Employee Plans, Benefit Arrangements, and International Plans (and, if applicable, related trust agreements) and all amendments thereto and written interpretations thereof together with the three most recent annual reports (Form 5500 including, if applicable, Schedule B thereto), and the most recent actuarial valuation report prepared in connection with any Employee Plan, Benefit Arrangement and International Plan. Neither the Company nor any ERISA Affiliate has any liability with respect to any benefit plan or arrangement other than those provided to Parent in the list and on the Company Disclosure Schedule.

      (b) Neither the Company nor any ERISA Affiliate sponsors, maintains or contributes to, and has never sponsored, maintained or contributed to, or had any liability with respect to, any employee benefit plan subject to Section 302 of ERISA, Section 412 of the Code, or Title IV of ERISA. None of the Employee Plans is a multiemployer plan (as defined in Section 3(37) of ERISA). Neither the Company nor any ERISA Affiliate contributes to, and has never contributed to, or had any liability with respect to, a multiemployer plan.

      (c) No transaction prohibited by Section 406 of ERISA or Section 4975 of the Code, or breach of any fiduciary duty described in Section 404 of ERISA, has occurred with respect to any employee benefit plan or arrangement that is covered by Title I of ERISA, which transaction or action has or will cause the Company or any of its ERISA Affiliates to incur any liability under ERISA, the Code or otherwise, excluding transactions or actions effected pursuant to and in compliance with a statutory or administrative exemption.

      (d) Each Employee Plan that is intended to be qualified under Section 401(a) of the Code is so qualified except for such failure to qualify as may be corrected without material liability to the Company; each trust created under any such Plan is exempt from tax under Section 501(a) of the Code. Nothing has occurred with respect to the design or operation of any Employee Plan that could reasonably be expected to cause the loss of such qualification or exemption or the imposition of any liability, lien, penalty or tax under ERISA or the Code. The Company has provided Parent with the most recent determination letter of the Internal Revenue Service relating to each such Employee Plan. Each Employee Plan has been maintained in compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations, including ERISA and the Code. No Employee Plan is currently under audit or examination by the IRS, Department of Labor, or any other governmental entity, and no matters are pending with respect to any Employee Benefit Plan under any IRS program.

      (e) Each Benefit Arrangement has been maintained in all material respects in compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations and has been maintained in good standing with applicable regulatory authorities.

      (f) Neither the Company nor any of its ERISA Affiliates has any current or projected liability in respect of post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees of the Company or any of its ERISA Affiliates, except as required to avoid excise tax under Section 4980B of the Code or as required under applicable law. No condition exists that would prevent the Company or any of its ERISA Affiliates from amending or terminating any Employee Plan, Benefit Arrangement or International Plan providing health or medical benefits in respect of any active employee of the Company or any of its ERISA Affiliates.

      (g) All required contributions and payments under each Employee Plan, Benefit Arrangement, and International Plan, determined in accordance with prior funding and accrual practices, have been discharged and paid or accrued to the Employee Plan, Benefit Arrangement, or International Plan, or to the participant or beneficiary of such participant in such plan or arrangement, as applicable, on or prior to the Effective Time. All monies withheld from participant paychecks with respect to Employee Plans, Benefits Arrangements, and International Plans have been transferred to the appropriate plan in a timely manner. There has been no amendment to, written interpretation of or announcement (whether or not written) by the Company or any of its ERISA Affiliates relating to, or change in employee participation or coverage under, any Employee Plan, Benefit Arrangement or International Plan that would increase materially the expense of maintaining such Employee Plan, Benefit Arrangement, or International Plan above the level of the expense incurred in respect thereof for the most recent fiscal year ended prior to the date hereof.

      (h) There is no contract, plan or arrangement (written or otherwise) covering any employee or former employee of the Company or any of its Subsidiaries that, individually or collectively, would give rise to the payment of any amount that would not be deductible pursuant to the terms of Sections 162(m) or 280G of the Code.

      (i) There has been no failure of a group health plan (as defined in Section 5000(b)(1) of the Code) to meet the requirements of Code Section 4980B(f) with respect to a qualified beneficiary (as defined in Section 4980B(g)). Neither the Company nor any of its Subsidiaries has contributed to a nonconforming group health plan (as defined in Section 5000(c)) and no ERISA Affiliate of the Company or any of its Subsidiaries has incurred a tax under
Section 5000(a) that is or could become a liability of the Company or any of its Subsidiaries.

      (j) Each International Plan has been maintained in material compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations (including any special provisions relating to qualified plans where such Plan was intended so to qualify) and has been maintained in good standing with applicable regulatory authorities. There has been no amendment to, written interpretation of or announcement (whether or not written) by the Company or any of its Subsidiaries relating to, or change in employee participation or coverage under, any International Plan that would increase materially the expense of maintaining such International Plan above the level of expense incurred in respect thereof for the most recent fiscal year ended prior to the date hereof. No amount that is required to be contributed to the International Plans in accordance with the terms of the relevant International Plans and any and all applicable statutes, orders, rules and regulations is overdue. Any accrued but unpaid liabilities with respect to the International Plans (including, but not limited to, amounts that have been withheld from participant paychecks or amounts that the Company or any Subsidiary is required to pay in accordance with applicable statutes, orders, rules and regulations of the jurisdiction governing such International Plan) have been properly reflected on the Company's financial statements as described in Section 5.08.

      (k) No employee or former employee of the Company or any of its Subsidiaries will become entitled to any bonus, retirement, severance, job security, continued employment or similar benefit or enhanced benefit (including acceleration of vesting or exercise of an incentive award) as a result of the transactions contemplated hereby, except pursuant to any agreement or arrangement with Parent or Merger Subsidiary.

      (l) All Employee Plans, Benefit Arrangements and International Plans may be amended or terminated without penalty by the Company at any time on or after the Effective Time.

      (m) There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted, and, to the Knowledge of the Company, no set of circumstances exists that may reasonably give rise to a claim or lawsuit, against any of the Employee Plans, Benefit Arrangements, or International Plans, any fiduciaries thereof with respect to their duties thereto or the assets of any of the trusts thereunder, that could reasonably be expected to result in any material liability of the Company or any of its ERISA Affiliates to the PBGC, the United States Department of Treasury, the Department of Labor, any foreign governmental authority, any of the Employee Plans, Benefit Arrangements, and International Plans, any participant therein, or any other Person.

      (n) All Persons classified by the Company and any ERISA Affiliate as independent contractors satisfy and at all times have satisfied the requirements of applicable law to be so classified; the Company and each ERISA Affiliate has fully and accurately reported their compensation on IRS Forms 1099 when required to do so; and the Company and each ERISA Affiliate has no obligations to provide benefits with respect to such Persons under the Employee Plans, Benefit Arrangements or International Plans or otherwise. No individuals are currently providing, or have ever provided, services to the Company or an ERISA Affiliate pursuant to a leasing agreement or similar type of arrangement, nor has the Company or any ERISA Affiliate entered into any arrangement whereby services will be provided by such individuals.

      Section 5.17     Environmental Matters.

      (a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company:

            (i) no notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no action, claim, suit, proceeding or, to the Knowledge of the Company, review or investigation (or any basis therefor) is pending or is threatened by any governmental entity or other Person relating to or arising out of any Environmental Law;

            (ii) the Company is in compliance with all Environmental Laws and holds and is in compliance with all Environmental Permits;

            (iii) there are no liabilities of or relating to the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law, and there are no facts, conditions, situations or set of circumstances that are reasonably be expected to result in or be the basis for any such liability;

            (iv) no Release of Hazardous Materials has occurred at, from, in, to, on, or under any property currently or previously owned or leased by the Company or any of its Subsidiaries, any predecessors of the Company or its Subsidiaries, or any entity previously owned by the Company or its Subsidiaries, and no Hazardous Materials are present in, on, about or migrating to or from any property currently or previously owned or leased by the Company or any of its Subsidiaries, any predecessors of the Company or its Subsidiaries, or any entity previously owned by the Company or its Subsidiaries that could give rise to any claim against, or liability of the Company; and

            (v) neither the Company nor any of its Subsidiaries, any predecessors of the Company or its Subsidiaries, nor any entity previously owned by the Company or its Subsidiaries has transported or arranged for the treatment, storage, handling, disposal, or transportation of any Hazardous Material to any property location that is not owned, operated or leased by the Company or any of its Subsidiaries which could reasonably be expected to result in any claim against, or liability of the Company.

      (b) There has been no environmental investigation, study, audit, test, review or other analysis conducted by or on behalf of the Company or any of its Subsidiaries, or of which the Company has Knowledge in relation to the current or prior business of the Company or any of its Subsidiaries or any property or facility now or previously owned or leased by the Company or any of its Subsidiaries or any entity previously owned by the Company or its Subsidiaries that has not been delivered or disclosed to Parent or its representatives at least five (5) days prior to the date hereof.

      (c) Neither the Company nor any of its Subsidiaries owns, leases or operates or has owned, leased or operated any real property, or conducts or has conducted any operations, in New Jersey.

      (d) For purposes of this Section 5.17, the terms "COMPANY" and "Subsidiaries" shall include any entity that is, in whole or in part, a predecessor of the Company or any of its Subsidiaries.

      Section 5.18 Antitakeover Statutes. The Company has taken all action necessary to exempt the Offer, the Merger, this Agreement and the Stockholder's Agreements and the transactions contemplated hereby and thereby from the restrictions on "business combinations" (as defined in Section 203 of Delaware
Law).

      Section 5.19 Technology and Intellectual Property. Unless otherwise expressly stated or required by context, in Section 5.19 all references to the Company shall include each of the Company's Subsidiaries.

      (a)   The "COMPANY INTELLECTUAL PROPERTY" consists of the following:

            (i) all inventions (whether patentable or not), patents, trademarks, trade names, service marks, logos, collective marks, certification marks, mask works, domain names, web sites, web pages, web content, copyrights and any renewal rights, applications, databases, data collections, and registrations for any of the foregoing, and all trade dress, net lists, schematics, technology, specifications, methodologies, manufacturing processes, customer lists, databases and data collections, supplier lists, trade secrets, know-how, moral rights, computer software programs or applications (in both source and object code form);

            (ii) all goodwill associated with trademarks, trade names, service marks, logos, certification marks, collective marks, domain names, and trade dress;

            (iii) all software and firmware listings, and updated software source code, and complete system build software and instructions related to all software described herein;

            (iv) all documents, records, user manuals and files relating to design, end user documentation, manufacturing, quality control, sales, marketing or customer support for all intellectual property described herein;

            (v) all other tangible or intangible proprietary information and materials; and

            (vi) any and all forms of legal rights and protections that may be obtained for, or may pertain to, any of the foregoing in any country or territory of the world, including, without limitation, all right, title and interest arising under common and statutory law to: (A) all patents and patent applications; (B) all copyrights, mask works and all other rights in expressions; (C) all industrial designs; (D) all rights to trademarks, service marks, trade names, logos, domain names, and other proprietary indicia or addresses and all goodwill associated therewith;
      (E) any equivalent rights relating to intangible intellectual property; and (F) all applications, registrations, issuances, divisions, continuations, renewals, reissuances and extensions of the foregoing that are being, and/or have been, used, or are currently under development for use, in the business of the Company as it has been, is currently or is currently anticipated to be (up to the Effective Time) conducted. The Company Intellectual Property that is owned by the Company is referred to herein as the "COMPANY OWNED INTELLECTUAL PROPERTY" and the Company Intellectual Property that is licensed by the Company is referred to herein as the "COMPANY LICENSED INTELLECTUAL PROPERTY." Unless otherwise noted, all references to the "COMPANY INTELLECTUAL PROPERTY" shall refer to both the Company Owned Intellectual Property and the Company Licensed Intellectual Property.

      The "COMPANY INTELLECTUAL PROPERTY ASSETS" consist of the following subset of Company Owned Intellectual Property: (i) trademarks, trade names, service marks, logos, collective marks, certification marks, domain names, web sites, web pages, web content, databases, technology, specifications,
      (ii) all computer software programs or applications (in both source and object code form) and related development environments, (iii) documents, user manuals and documentation; and (iv) all other tangible proprietary information and materials that are being, and/or have been, used, or are currently under development for use, in the business of the Company as it has been, is currently or is currently anticipated to be (up to the Effective Time) conducted.

      The "COMPANY LICENSED INTELLECTUAL PROPERTY ASSETS" consist of the following subset of Company Licensed Intellectual Property: (i) trademarks, trade names, service marks, logos, collective marks, certification marks, domain names, web sites, web pages, web content, databases, technology, specifications, (ii) all computer software programs or applications (in both source and object code form) and related development environments, (iii) documents, user manuals and documentation; and (iv) all other tangible proprietary information and materials that are being, and/or have been, used, or are currently under development for use, in the business of the Company as it has been, is currently or is currently anticipated to be (up to the Effective Time) conducted.

      The "COMPANY PRODUCTS" consist of all software products, documentation, technology, development tools and related development environments currently published, offered, or under development by the Company.

      (b) Schedule 5.19(b) lists: (i) all patents (by name, number, jurisdiction and owner), registered copyrights, registered mask works, registered trademarks, word marks that the Company uses and claims as the Company's marks, service marks, logos, trade names, domain names, certification marks, collective marks, any renewal rights for any of the foregoing, and any, applications and registrations for any of the foregoing, that are included in the Company Owned Intellectual Property; (ii) software products, software development tools, and categories of material services that are currently published, offered, or under development by the Company; (iii) all licenses, sublicenses and other agreements to which the Company is a party and pursuant to which any Third Party authorizes the

Company to have access to or use any Company Licensed Intellectual Property that is included, embedded in whole or in part, or bundled with Company Products (other than license agreements for standard "shrink wrapped, off the shelf," commercially available, Third Party products used by the Company but including any software development tools or "open source" licenses); (iv) any obligations of exclusivity, most favored nations, noncompetition, nonsolicitation, right of first refusal, publication of source code, or first negotiation to which the Company is subject; (v) any proceedings or actions, other than ex parte proceedings to which the Company is a party, to which the Company is a party before any court, tribunal (including, without limitation, the United States Patent and Trademark Office or equivalent authority anywhere in the world), government or other authority related to any Company Intellectual Property; and
(vi) any proceedings or actions, other than proceedings to which the Company is a party, before any court, tribunal (including, without limitation, the United States Patent and Trademark Office or equivalent authority anywhere in the world), government or other authority that to the Knowledge of the Company relate to any Company Intellectual Property. All licenses, sublicenses and other agreements described in (iii) above are in full force and effect and, to the Knowledge of the Company, the Company is in compliance with the terms and conditions thereof and to the Knowledge of the Company there is no default thereof by any party thereto and true and complete copies thereof have been provided to Parent.

      (c) To the Knowledge of the Company, the Company has all rights in the Company Intellectual Property reasonably necessary to carry out the Company's current and anticipated future (up to the Effective Time) activities and has or had all rights in the Company Intellectual Property reasonably necessary to carry out the Company's former activities, including without limitation, if necessary to carry out such activities, rights to make, use, reproduce, modify, adapt, create derivative works based on, translate, distribute (directly and indirectly), transmit, display and perform publicly, license, rent, lease, assign, and sell the Company Owned Intellectual Property in all geographic locations and fields of use, and to sublicense any or all such reasonably necessary rights to third parties, including the right to grant further sublicenses. All software and firmware source code that is part of the Company Owned Intellectual Property is reasonably documented in accordance with current software industry standards. All the Company Owned Intellectual Property is free and clear of Liens. The consummation of the transactions contemplated hereby will not alter or impair in any respect the ability of the Surviving Corporation and its Subsidiaries to use the Company Intellectual Property after the Effective Time to conduct the Company's current and anticipated (up to the Effective Time) business.

      (d) The Company is not, nor as a result of the execution or delivery of this Agreement, or performance of the Company's obligations hereunder, will the Company be, in violation of any license, sublicense or other agreement relating to the Company Intellectual Property to which the Company is a party or otherwise bound that constitutes a Company Material Contract. Except pursuant to the terms of the agreements listed in the Schedule 5.19(d), the Company is not obligated to provide any consideration (whether financial or otherwise) to any Third Party, nor is any Third Party otherwise entitled to any consideration, with respect to any exercise of rights by the Company or its successors in the Company Intellectual Property. Any and all renewal fees, license fees, royalties, maintenance fees, and any other fees that have fallen, or will fall, due by the Effective Time have been paid in full.

      (e) The use, reproduction, modification, distribution, licensing, sublicensing, sale, or any other exercise of rights in any of the Company Intellectual Property Assets or any other authorized exercise of rights in or to the Company Intellectual Property Assets by the Company or its licensees does not and will not infringe any copyright or trade secret, or, to the Knowledge of the Company, any patent, trademark, service mark, trade name, firm name, logo, trade dress, mask work, moral right, right of privacy, right of publicity or right in personal or other data of any person, or any other intellectual property or proprietary right of a Third Party. To the Knowledge of the Company, the authorized use, reproduction, modification, distribution, licensing, sublicensing or sale, or any other exercise of rights in any Company Licensed Intellectual Property Assets or any other authorized exercise of rights in or to the

Company Licensed Intellectual Property Assets by the Company or its licensee does not and will not infringe any copyright, patent, trade secret, trademark, service mark, trade name, firm name, logo, trade dress, mask work, moral right, right of privacy, right of publicity or right in personal or other data of any person, or any other intellectual property or proprietary right of a Third Party. No claims (i) challenging the validity, effectiveness, or ownership by the Company of any of the Company Owned Intellectual Property, or (ii) to the effect that the use, reproduction, modification, manufacturing, distribution, licensing, sublicensing or sale of the Company Products by the Company or its licensees infringes, or will infringe on, any intellectual property or other proprietary or personal right of any person, have been asserted or are threatened in writing by any person nor, to the Knowledge of the Company, are there any valid grounds for any bona fide claim of any such kind. To the Knowledge of the Company, all granted or issued patents and mask works and all registered copyrights and trademarks listed on Schedule 5.19(b) are valid, enforceable and subsisting. To the Knowledge of the Company, there is no material unauthorized use, infringement or misappropriation of any of the Company Intellectual Property by any Third Party, employee or former employee. The Company owns the right to sue for past infringement of the Company Owned Intellectual Property.

      (f) Schedule 5.19(f) lists all parties other than the Company that possess any current or contingent rights to any source code that is part of the Company Owned Intellectual Property (including, without limitation, through any escrow account).

      (g) The Company has secured from all parties who have created any material portion of, or otherwise have any rights in or to, the Company Owned Intellectual Property valid and enforceable written assignments of any such work or other rights to the Company and has provided true and complete copies of any such material assignments to Parent or, in the case of employees of the Company and its Subsidiaries, represents that such employees have entered the Saturn Standard Employee Agreement, a copy of which has been provided to Parent, or an equivalent agreement.

      (h) The Company has obtained legally binding written agreements from all employees and Third Parties with whom the Company has shared confidential proprietary information (including, without limitation, the Company Intellectual Property, but excluding any such information that the Company subsequently makes public) (i) of the Company, or (ii) received from others which the Company is obligated to treat as confidential, which agreements require such employees and Third Parties to keep such information confidential (subject to any limitations contained therein). The Company has taken all reasonable steps to protect such confidential proprietary information that it desires to retain in confidence and has taken all steps required by any contract or other agreement to which it is a party to protect the confidential proprietary information of Third Parties.

      (i) The Company has obtained any and all necessary consents from consumers with regard to the Company's collection and dissemination of personal consumer information in accordance with the privacy policy published on any website owned and/or operated by or on behalf of the Company. The Company's practices regarding the collection and use of consumer personal information are and have been in accordance with such privacy policies. The Company's Subsidiaries have no rights of ownership in or to the Company Products or any source code form of Company Owned Intellectual Property

      (j) Certain legislation creates requirements that information technology products deployed by customers be accessible to persons with certain disabilities. For products that are not compliant with such requirements, customers, including governments and related entities, may be precluded by law from acquiring licenses to such products under either the 1998 Rehabilitation Act Amendments to Section 508 of the Rehabilitation Act of 1973, and associated rules and regulations, or similar laws and regulations in other jurisdictions (collectively "ACCESSIBILITY REQUIREMENTS"). The Company has not investigated whether the Company Products are compliant with Accessibility Requirements.

      (k)   Schedule 5.19(k) lists all Export Control Classification Numbers
(ECCN) issued by the United States Department of Commerce for products and programs distributed by the Company.

      (l) Any products manufactured and commercially released by the Company or currently under development, and to the Knowledge of the Company the Company Licensed Intellectual Property to the extent included in such products, are fully Year 2000 Compliant in all material respects and will not cease to be fully Year 2000 Compliant in any material respect at any time. For the purposes of this Agreement, "Year 2000 Compliant" means that neither the performance nor the functionality of the applicable Company Owned Intellectual Property or applicable product has been or will be materially affected by dates prior to, during or after the calendar year 2000 AD.

      Section 5.20     Material Contracts.

      (a)   As used herein, the term "MATERIAL CONTRACTS" means:

            (i) any "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to which the Company or any of its Subsidiaries is a party or bound;

            (ii) any contract or agreement for the purchase or lease (as lessee) of materials or personal property from any supplier or for the furnishing of services to the Company or any of its Subsidiaries that involves or to the Knowledge of the Company is likely to involve future aggregate payments by the Company or any of its Subsidiaries of $100,000 or more;

            (iii) any contract or agreement for the sale, resale, distribution, license or lease (as lessor) by the Company or any of its Subsidiaries of services, materials, products, supplies or other assets, owned or leased by the Company or any of its Subsidiaries, that involves or to the Knowledge of the Company is likely to involve future aggregate payments to the Company or any of the Subsidiaries of $100,000 or more;

            (iv) any contract, agreement or instrument relating to or evidencing indebtedness for borrowed money of the Company or any of its Subsidiaries (excluding any equipment leases involving aggregate annual payments of less than $60,000 per lease);

            (v) any non-competition agreement or any other agreement or obligation which limits or purports to limit in any respect the manner in which, or the localities in which, the business of the Company or any of its Subsidiaries may be conducted;

            (vi) any agreement with any present or former director or Officer of the Company;

            (vii) any partnership, joint venture, material strategic alliance (or any agreement substantially similar to any of the foregoing);

            (viii) any voting or other agreement governing how any Shares shall be voted;

            (ix) any agreement with any stockholder of the Company who owns of record over 5% of the outstanding capital stock of the Company of which the Company has Knowledge;

            (x) any contract or other agreement which would prohibit or materially delay the consummation of the Merger or any of the transactions contemplated by this Agreement;

            (xi) any contract or other agreement that involves or to the Knowledge of the Company is likely to involve aggregate payments to or from the Company or any of its Subsidiaries of $500,000 or more; or

            (xii) any contract or other agreement required to be listed on
      Schedule 5.19(b)(iii) or 5.19(b)(iv).

Neither the Company nor any of its Subsidiaries is a party to or bound by any Material Contracts other than the Material Contracts that are listed on Schedules 5.19(b)(iii), 5.19(b)(iv) and 5.20 and the stock option agreements fully disclosed pursuant to Section 5.16 (collectively, the "COMPANY MATERIAL CONTRACTS").

      (b) Each Company Material Contract is in full force and effect and is a legal, valid and binding obligation of the Company (or, to the extent a Subsidiary of the Company is a party, such Subsidiary) and, to the Knowledge of the Company, each of the other parties thereto, enforceable in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally and by principles of equity regarding the availability of remedies. The Company and each of its Subsidiaries have performed, in all material respects, all obligations required to be performed by them to date under each Company Material Contract. Neither the Company nor any of its Subsidiaries knows of, or has given or received notice of, any material violation or default under (nor, to the Knowledge of the Company, does there exist any condition which with the passage of time or the giving of notice or both would result in such a material violation or default under) any Company Material Contract.

      (c) Neither the Company nor any of its Subsidiaries is a party to any oral or written (i) employment, consulting or severance agreement that cannot be terminated without liability to the Company or any of its Subsidiaries on thirty days' or less notice, (ii) agreement with any Officer or other employee of the Company or any of its Subsidiaries the benefits of which are contingent or vest, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company or any of its Subsidiaries of the nature contemplated by this Agreement, (iii) agreement with respect to any Officer or other key employee of the Company or any of its Subsidiaries providing any term of employment or compensation guarantee or (iv) stock or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of such transactions.

      Section 5.21 Transactions with Affiliates. Except as disclosed in the Company SEC Documents filed prior to the date of this Agreement, there are no material contracts, commitments, agreements, arrangements or other transactions required to be so disclosed between the Company or any of its Subsidiaries, on the one hand, and any (i) director or Officer of the Company or any of their immediate family members, or (ii) Person that, to the Knowledge of the Company, is a record or beneficial owner of 5% or more of the voting securities of the Company, on the other hand.

      Section 5.22 Rights Agreement or Plan. As of the date hereof, the Company is not a party to, and has no obligations under, any rights agreement or similar stockholder rights plan.

      Section 5.23 Insurance. Schedule 5.23 sets forth a true and complete list of all insurance policies carried by, or covering the Company and its Subsidiaries with respect to their businesses, assets and properties, together with, in respect of each such policy, the name of the insurer, the policy number, the type of policy, the amount of coverage and the deductible. True and complete copies of each such policy have previously been provided to Parent. All such policies are in full force and effect, and no notice of cancellation has been given with respect to any such policy. All premiums due on such policies have been paid in a timely manner and the Company and its Subsidiaries have complied in all material respects with the terms and provisions of such policies. The insurance coverage provided by such policies is adequate and customary for the industries in which the Company and its Subsidiaries operate.

                                    ARTICLE 6

         Representations and Warranties of Parent and Merger Subsidiary

      Parent and Merger Subsidiary each represents and warrants to the Company that the statements contained in this Article 6 are true and correct. Neither Parent nor Merger Subsidiary has made or shall be deemed to have made any representation or warranty to the Company other than as set forth in this
Article 6.

      Section 6.01 Corporate Existence and Power. Each of Parent and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. Since the date of its incorporation, Merger Subsidiary has not engaged in any activities other than in connection with or as contemplated by this Agreement or in connection with arranging any financing required to consummate the transactions contemplated hereby.

      Section 6.02 Corporate Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby are within the corporate powers of Parent and Merger Subsidiary and have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding agreement of each of Parent and Merger Subsidiary.

      Section 6.03 Governmental Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby require no action by or in respect of, or filing with, any governmental body, agency, official or authority, domestic, foreign or supranational, other than (i) the filing of the Certificate of Merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act or any foreign equivalent, (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable securities or takeover laws, whether state or foreign, and the rules and regulations of The Nasdaq Stock Market and (iv) any actions, licenses, consents, permits, orders, approvals or filings the absence of which could not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Parent or materially to impair the ability of Parent and Merger Subsidiary to consummate the transactions contemplated by this Agreement.

      Section 6.04 Non-contravention. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Parent or Merger Subsidiary, (ii) assuming compliance with the matters referred to in Section 6.03, contravene, conflict with, or result in any violation or breach of any provision of any law, rule, regulation, judgment, injunction, order or decree or (iii) constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or Merger Subsidiary is entitled under any provision of any agreement or other instrument binding upon Parent or Merger Subsidiary, except for such contraventions, conflicts and violations referred to in clause (ii) and for such failures to obtain consent or other action, defaults, terminations, cancellations, accelerations, changes or losses referred to in clause (iii) that would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Parent or materially to impair the ability of Parent and Merger Subsidiary to consummate the transactions contemplated by this Agreement.

      Section 6.05     Disclosure Documents.

      (a) The information with respect to Parent and any of its Subsidiaries that Parent furnishes to the Company in writing specifically for use in any Company Disclosure Document will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading (i) in the case of the Company Proxy Statement, as supplemented or amended, if applicable, at the time such Company Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company and at the time such stockholders vote on adoption of this Agreement and at the Effective Time, and (ii) in the case of any Company Disclosure Document other than the Company Proxy Statement, at the time of the filing of such Company Disclosure Document or any supplement or amendment thereto and at the time of any distribution or dissemination thereof.

      (b) The Offer Documents, when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the 1934 Act and, at the time of the filing thereof, at the time of any distribution or dissemination thereof and at the time of consummation of the Offer, will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading, provided that this representation and warranty will not apply to statements or omissions included in the Offer Documents based upon information furnished to Parent or Merger Subsidiary in writing by the Company specifically for use therein.

      Section 6.06 Finders' Fees. Except for Salomon Smith Barney Inc., whose fees will be paid by Parent, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent who might be entitled to any fee or commission from the Company or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.

      Section 6.07 Financing. Parent has and will have sufficient cash to enable it to purchase all of the Shares outstanding on a fully-diluted basis and to pay all related fees and expenses pursuant to the Offer.

      Section 6.08 Litigation. There is no action, suit, investigation or proceeding pending against, or, to the Knowledge of Parent or Merger Subsidiary, threatened against or affecting, Parent, any of its Subsidiaries, any Officer, director or, to the Knowledge of Parent or Merger Subsidiary, employee of Parent or any of its Subsidiaries or any other Person for whom Parent or any of such Subsidiaries may be liable or any of their respective properties, before any court or arbitration or before or by any governmental body, agency or official, domestic or foreign, that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Offer or the Merger or any of the other transactions contemplated hereby.

      Section 6.09 Company Stock. Neither Parent nor Merger Subsidiary is, nor at any time during the last three years had either been, an "interested stockholder" of the Company as defined in Section 203 of Delaware Law. Neither Parent nor Merger Subsidiary owns (directly or indirectly, beneficially or of record) and is not a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, any shares of capital stock of the Company (other than as contemplated by this Agreement).

                                    ARTICLE 7

                            Covenants of the Company

      The Company agrees that:

      Section 7.01 Conduct of the Company. From the date of this Agreement to the Effective Time, except as expressly contemplated by this Agreement, the Company shall, and shall cause each of its Subsidiaries, to (i) carry on its respective businesses in the ordinary course and consistent with past practice,
(ii) use reasonable best efforts to preserve intact its current business organizations and keep available the services of its current Officers and key employees, (iii) use reasonable best efforts to preserve its relationships with customers, suppliers and other Persons with which it has business dealings, (iv) comply in all material respects with all laws and regulations applicable to it or any of its properties, assets or businesses and (v) use reasonable best efforts to maintain in full force and effect all authorizations necessary for such business. Without limiting the generality of the foregoing, except as (x) expressly contemplated by this Agreement, (y) set forth in Schedule 7.01 or (z) approved in writing by Parent (which consent Parent agrees it shall not unreasonably withhold, condition or delay), requests for which may be made, at the option of the Company, pursuant to the provisions of Section 12.01 or by telephonic request to Bill Smith III at 617.914.8312, the Company shall not, and shall cause each of its Subsidiaries not to:

      (a) amend its certificate of incorporation or bylaws or similar organizational documents or change the number of directors constituting its board of directors;

      (b) (i)(A) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock or other equity interests, except that a wholly-owned Subsidiary may declare and pay a dividend or make advances to its parent or the Company or (B) redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or other securities; (ii) issue, sell, pledge, dispose of or encumber any (A) additional shares of its capital stock or other equity interest or (B) securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock or other equity interests (other than as permitted pursuant to Section 7.01(h) below), except for the acquisition of Shares from holders of stock options to acquire Shares in full or partial payment of the exercise price payable by such holder upon exercise of such stock options to the extent permitted under the terms of such stock options as in effect on the date hereof; or (iii) split, combine or reclassify any of its outstanding capital stock or other equity interests;

      (c) acquire or agree to acquire (i) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof (including entities which are its Subsidiaries) or (ii) any assets, including real estate, except purchases in the ordinary course of business;

      (d) authorize or make any single capital expenditure in excess of $50,000 or capital expenditures in excess of $200,000 in the aggregate;

      (e) amend or terminate any Company Material Contract, or waive, release or assign any material rights or claims;

      (f) transfer, lease, license, sell, mortgage, pledge, dispose of, or encumber any property or assets other than in the ordinary course of business consistent with past practice;

      (g) either (i) enter into any employment, consulting or severance agreement with or grant any severance or termination pay to any Officer, director or employee; or (ii) hire or agree to hire any new or additional employees or Officers;

      (h) except as required to comply with applicable law or pursuant to this Agreement or the terms of existing plans or policies, (A) adopt, enter into, terminate, amend or increase the amount or accelerate the payment or vesting of any benefit or award or amount payable under any Employee Plan, Benefit Arrangement, International Plan or other arrangement for the current or future benefit or welfare of any director, Officer or current or former employee, (B) increase in any manner the compensation or fringe benefits of, or pay any bonus to, any director, or, other than in the ordinary course of business consistent with past practice, Officer or employee, (C) pay any benefit not provided for under any Employee Plan, Benefit Arrangement, or International Plan, (D) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement, Employee Plan, Benefit Arrangement or International Plan (including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or the removal of existing restrictions in any Employee Plans, Benefit Arrangements, or International Plans or agreements or awards made thereunder) other than in the ordinary course of business consistent with past practice or (E) take any action to fund or in any other way secure the payment of compensation or benefits under any agreement, contract, arrangement or Employee Plan, Benefit Plan, or International Plan;

      (i) (i) incur or assume any long-term debt, or incur or assume any short-term indebtedness other than related to financings for the purchase of equipment; (ii) incur or modify any material indebtedness or other liability;
(iii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person (other than to its wholly-owned Subsidiaries in accordance with past practice); (iv) make any loans, advances or capital contributions to, or investments in, any other Person (other than to its wholly-owned Subsidiaries in accordance with past practice); or (v) enter into any material commitment or transaction;

      (j) make, revoke or change the accounting methods, including accounting methods with respect to Taxes, used by it unless required by GAAP;

      (k) make any U.S. federal, state or foreign income Tax election or other material Tax election or settle or compromise any U.S. federal, California, Illinois, Massachusetts, New York, Texas, Virginia or foreign income Tax liability, sales, use or VAT Tax liability or other material Tax liability;

      (l) pay, discharge, settle or satisfy any other claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of (i) any such other claims, liabilities or obligations, in the ordinary course of business consistent with past practice, or (ii) any such other claims, liabilities or obligations reflected or reserved against in, or contemplated by, the Company's consolidated financial statements (or the notes thereto);

      (m) waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Company or any of its Subsidiaries is a party;

      (n) permit any insurance policy naming the Company or any of its Subsidiaries as a beneficiary or a loss payable payee to be canceled or terminated without notice to Parent, except in the ordinary course of business consistent with past practice;

      (o) take any action that would make any of the representations or warranties of the Company contained in this Agreement untrue and incorrect in any material respect as of the date when made if such action had then been taken, or that would result in any of the conditions set forth in Annex I hereto or the conditions set forth in Article 10 hereof not being satisfied;

      (p) notwithstanding anything contained herein to the contrary, enter into any agreement, contract, commitment, arrangement or amendment with any individual that provides for the acceleration of vesting of, or exercisability of, any stock option, restricted stock, or other equity right under the Option Plans or any other equity arrangement maintained by the Company that provides for the receipt of Shares; or

      (q) enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or to authorize or announce an intention to do any of the foregoing.

      Section 7.02 Stockholder Meeting; Proxy Material. The Company shall cause a meeting of its stockholders (the "COMPANY STOCKHOLDER MEETING") to be duly called and held as soon as reasonably practicable after Merger Subsidiary accepts for payment and pays for Shares pursuant to the Offer for the purpose of voting on the adoption of this Agreement, unless Delaware Law does not require a vote of stockholders of the Company for consummation of the Merger. Subject to
Section 7.04(b), the Board of Directors of the Company shall recommend adoption of this Agreement by the Company's stockholders. In connection with such meeting, the Company will (i) promptly prepare and file with the SEC, will use its reasonable best efforts to have cleared by the SEC and will thereafter mail to its stockholders as promptly as practicable the Company Proxy Statement and all other proxy materials for such meeting and (ii) otherwise comply with all legal requirements applicable to such meeting.

      Section 7.03 Access to Information. From the date hereof until the Effective Time and subject to applicable law and the Confidentiality Agreement dated as of January 30, 2002 between the Company and Parent (the "CONFIDENTIALITY AGREEMENT"), the Company shall (i) give Parent, its counsel, financial advisors, auditors and other authorized representatives full access to the offices, properties, books and records of the Company and the Subsidiaries,
(ii) furnish to Parent, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and (iii) instruct the employees, counsel, financial advisors, auditors and other authorized representatives of the Company and its Subsidiaries to cooperate with Parent. Any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries. No information or Knowledge obtained by Parent in any investigation pursuant to this Section shall affect or be deemed to modify any representation or warranty made by the Company hereunder.

      Section 7.04     No Solicitation; Other Offers.

      (a) Neither the Company nor any of its Subsidiaries shall, nor shall the Company or any of its Subsidiaries authorize or permit any of its or their Officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors to, directly or indirectly, (i) solicit, initiate or take any action to facilitate or encourage the submission of any Acquisition Proposal or any inquiry with respect thereto, (ii) enter into or participate in any discussions or negotiations with, furnish any information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by any Third Party that is seeking to make, or has made, an Acquisition Proposal, (iii) approve, endorse or recommend any Acquisition Proposal, (iv) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to an Acquisition Proposal, (v) fail to make, withdraw, or modify in a manner adverse to Parent its recommendation to its stockholders referred to in Sections 2.02 and/or 7.02 hereof, or (vi) grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries. Nothing contained in this Section 7.04 shall prohibit the Company (x) from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the 1934 Act with regard to an

Acquisition Proposal (provided that the Board of Directors of the Company shall not withdraw or modify in an adverse manner its approval or recommendation referred to in Sections 2.02 and/or 7.02 hereof except as set forth below) or
(y) in the event that a Superior Proposal is made and the Board of Directors of the Company determines in good faith, after consultation with outside counsel, that it would otherwise constitute a breach of its fiduciary duty to stockholders, from withdrawing or modifying its recommendation referred to in Sections 2.02 and/or 7.02 hereof prior to the purchase of Shares pursuant to the Offer, so long as the Company continues to comply with all other provisions of this Agreement and so long as all the conditions to the Company's rights to terminate this Agreement in accordance with Section 11.01(b)(iii) have been satisfied (including the expiration of the 72-hour period described therein and the payment of all amounts required pursuant to Section 12.04).

      (b) Notwithstanding the foregoing, the Board of Directors of the Company, directly or indirectly through advisors, agents or other intermediaries, may (i) engage in negotiations or discussions with any Third Party that, without prior solicitation by or negotiation with the Company, has made a Superior Proposal, (ii) furnish to such Third Party nonpublic information relating to the Company or any of its Subsidiaries pursuant to a confidentiality agreement with terms no less favorable to the Company than those contained in the Confidentiality Agreement (a copy of which shall be provided for informational purposes only to Parent), (iii) following receipt of such Superior Proposal, take and disclose to its stockholders a position contemplated by Rule 14e-2(a) under the 1934 Act or otherwise make disclosure to them, (iv) following receipt of such Superior Proposal, fail to make, withdraw, or modify in a manner adverse to Parent its recommendation to its stockholders referred to in Sections
2.02 and/or 7.02 hereof and/or (v) take any non-appealable, final action ordered to be taken by the Company by any court of competent jurisdiction, but in each case referred to in the foregoing clauses (i) through (iv) only if the Board of Directors of the Company determines in good faith by a majority vote, that it must take such action to comply with its fiduciary duties under applicable law.

      (c) The Board of Directors of the Company shall not take any of the actions referred to in clauses (i) through (iv) of the preceding subsection unless the Company shall have delivered to Parent 72 hours prior written notice advising Parent that it intends to take such action, and the Company shall continue to advise Parent after taking such action. In addition, the Company shall notify Parent promptly (but in no event later than 24 hours) after receipt by the Company (or any of its advisors) of any Acquisition Proposal or any request for information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any Third Party that may be considering making, or has made, an Acquisition Proposal. The Company shall provide such notice orally and in writing and shall identify the Third Party making, and the terms and conditions of, any such Acquisition Proposal, indication or request. The Company shall keep Parent fully informed, on a current basis, of the status and details of any such Acquisition Proposal, indication or request. The Company shall, and shall cause its Subsidiaries and the advisors, employees and other agents of the Company and any of its Subsidiaries to, cease immediately and cause to be terminated any and all existing activities, discussions and negotiations, if any, with any Third Party conducted prior to the date hereof with respect to any Acquisition Proposal and shall use its reasonable best efforts to cause any such Party (or its agents or advisors) in possession of confidential information about the Company that was furnished by or on behalf of the Company to return or destroy all such information.

      "SUPERIOR PROPOSAL" means any bona fide, unsolicited written Acquisition Proposal for all of the outstanding Shares on terms that the Board of Directors of the Company determines in good faith by a majority vote after taking into account the advice of a financial advisor of nationally recognized reputation and considering all the terms and conditions of the Acquisition Proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation, are more favorable to the Company's stockholders than as provided hereunder and for which financing, to the extent required, is then fully committed or reasonably determined to be available by the Board of Directors of the Company.

      Section 7.05 Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may be required to cause any dispositions of Shares in the Merger by each individual who is subject to the reporting requirements under Section 16(a) of the 1934 Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the 1934 Act.

                                    ARTICLE 8

                               Covenants of Parent

      Parent agrees that:

      Section 8.01 Obligations of Merger Subsidiary. Parent will take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

      Section 8.02 Voting of Shares. Parent agrees to vote all Shares beneficially owned by it or any of its Subsidiaries in favor of adoption of this Agreement at the Company Stockholder Meeting and agrees that it shall not dispose of any Shares (and shall cause Merger Subsidiary not to dispose of any Shares) prior to the Company Stockholder Meeting.

      Section 8.03 Director and Officer Liability. Parent shall cause the Surviving Corporation, and the Surviving Corporation hereby agrees, to do the following:

      (a) For six years after the Effective Time, the Surviving Corporation shall indemnify and hold harmless the present and former Officers and directors of the Company (each an "INDEMNIFIED PERSON") in respect of acts or omissions occurring at or prior to the Effective Time to the fullest extent permitted by Delaware Law or any other applicable laws or provided under the Company's certificate of incorporation and bylaws in effect on the date hereof, provided that such indemnification shall be subject to any limitation imposed from time to time under applicable law.

      (b) For six years after the Effective Time, the Surviving Corporation shall provide officers' and directors' liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such Indemnified Person currently covered by the Company's officers' and directors' liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof, provided that, in satisfying its obligation under this Section 8.03(b), the Surviving Corporation shall not be obligated to pay premiums in excess of 150% of the amount per annum the Company paid in its last full fiscal year, which amount the Company has disclosed to Parent prior to the date hereof. The provisions of this Section 8.03(b) shall be deemed to have been satisfied if the Surviving Corporation, Parent or the Company (with the prior written consent of Parent, such consent not to be unreasonably withheld) purchase a "tail" policy under the Company's existing directors' and officers' insurance policy that (i) has an effective term of six years from the Effective Time, (ii) covers those Persons who are currently covered, or will be covered on or prior to the Effective Time, by the Company's directors' and officers' insurance policy in effect on the date hereof for actions and omissions occurring on or prior to the Effective Time and (iii) contains terms and conditions (including without limitation coverage amounts) that are at least as favorable in the aggregate as the terms and conditions of the Company's directors' and officers' insurance policy in effect on the date hereof.

      (c) Parent shall not, and shall cause the Surviving Corporation not to, for a period of six years after the Effective Time, take any action to alter or impair any exculpatory, expense advancement or indemnification provisions now existing in the Certificate of Incorporation or By-laws of the Company for the benefit of any individual who served as a director or Officer of the Company at any time prior to the Effective Time, except for any changes that may be required in order to conform with changes in applicable law and any changes that do not affect the application of such provisions to acts or omissions of such individuals prior to the Effective Time.

      (d) If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 8.03.

      (e) The rights of each Indemnified Person under this Section 8.03 shall be in addition to any rights such Person may have under the certificate of incorporation or bylaws of the Company or any of its Subsidiaries, under Delaware Law or any other applicable laws or under any agreement of any Indemnified Person with the Company or any of its Subsidiaries. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person.

      Section 8.04 Comparability of Employee Benefits. Following the Effective Time and until December 31, 2002, Parent shall provide or shall cause the Surviving Corporation to provide, to all individuals who are employees of the Company at the Effective Time and whose employment will continue following the Effective Time (the "CONTINUING EMPLOYEES") with: (i) substantially similar compensation, employee benefits, and terms and conditions of employment, in the aggregate, as Parent provides to similarly-situated employees of Parent; (ii) compensation, employee benefits, and terms and conditions of employment that are substantially similar in the aggregate, to those of the Company as in effect immediately prior to the Effective Time; or (iii) a combination of clauses (i) and (ii); provided that compensation, employee benefits, and terms and conditions of employment, in the aggregate, are substantially similar to those in effect for Continuing Employees immediately prior to the Effective Time. Following the Effective Time, to the extent permitted by law and applicable tax qualification requirements, and subject to any generally applicable break in service or similar rule, and the approval of any insurance carrier, third party provider or the like with reasonable efforts of the Parent, each Continuing Employee shall receive service credit for purposes of eligibility to participate and vesting (but not for benefit accrual purposes) for employment, compensation, and employee benefit plan purposes with the Company and its Subsidiaries prior to the Effective Time. Notwithstanding any of the foregoing to the contrary, none of the provisions contained herein shall operate to duplicate any benefit provided to any Continuing Employee or the funding of any such benefit.

                                    ARTICLE 9

                       Covenants of Parent and the Company

      The parties hereto agree that:

      Section 9.01 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, the Company and Parent will use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, each of Parent and the Company agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within ten (10) Business Days of the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable; provided that nothing in this Agreement shall oblige Parent or the Company or any of its Affiliates to agree to dispose of, agree to cease operating or agree to hold separate any business, properties or assets which are material to the business or operations, as such business or operations are currently conducted, of the Company and its Subsidiaries or Parent and its Subsidiaries.

      Section 9.02 Certain Filings. The Company and Parent shall cooperate with one another (i) in connection with the preparation of the Company Disclosure Documents and the Offer Documents, (ii) in determining whether any action by or in respect of, or filing with, any governmental body, agency, official, or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (iii) in taking such actions or making any such filings, furnishing information required in connection therewith or with the Company Disclosure Documents or the Offer Documents and seeking timely to obtain any such actions, consents, approvals or waivers.

      Section 9.03 Public Announcements. Parent and the Company will consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and, except as may be required by applicable law or any listing agreement with any national securities exchange, will not issue any such press release or make any such public statement prior to such consultation.

      Section 9.04 Further Assurances. At and after the Effective Time, the Officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

      Section 9.05 Merger Without Meeting of Stockholders. If Parent, Merger Subsidiary or any other Subsidiary of Parent shall acquire at least 90% of the outstanding Shares pursuant to the Offer or otherwise, the parties hereto agree to take all necessary and appropriate action to cause the Merger to be effective as soon as practicable after the acceptance for payment and purchase of Shares pursuant to the Offer without a meeting of stockholders of the Company in accordance with Delaware Law.

      Section 9.06 Option Plans; Stock Options. At the Effective Time, each outstanding option to purchase Shares under the Option Plans (each, a "COMPANY STOCK OPTION"), whether or not vested or exercisable, and each Option Plan, shall be assumed by Parent in a transaction described in Section 424(a) of the Code. Each Company Stock Option so assumed by Parent under this Agreement will continue to have, and be subject to, the same terms and conditions of such Company Stock Options immediately prior to the Effective Time (including, without limitation, any repurchase rights or vesting provisions), except that
(i) each Company Stock Option will be exercisable (or will become exercisable in accordance with its terms) for that number of shares of Parent Common Stock equal to the product of the number of Shares that were issuable upon exercise of such Company Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock, and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon the exercise of such assumed Company Stock Option will be equal to the quotient determined by dividing the exercise price per Share at which such Company Stock Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent. As soon as practicable after the Effective Time, Parent shall, or shall cause the Surviving Corporation to, deliver to the holders of Company Stock Options, notices describing the conversion of such Company Stock Options (as modified by this Section 9.06), and the agreements evidencing the Company Stock Options shall continue in effect on the same terms and conditions (as modified by this Section 9.06). Parent shall comply with the terms of all such Company Stock Options. As soon as practicable after the Effective Time, but in no event later than ten (10) business days following the Effective Time, Parent shall file a registration statement or statements on Form S-8 (or any successor form) with respect to the shares of Parent Common Stock subject to stock options assumed by Parent pursuant to this Agreement.

      Section 9.07 Notices of Certain Events. The Company and Parent shall promptly notify each other of:

      (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

      (b) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and

      (c) any actions, suits, claims, investigations or proceedings commenced or, to its Knowledge, threatened against, relating to or involving or otherwise affecting the Company, Parent or any of its respective Subsidiaries that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 5.12, 5.13, 5.16, 5.17, 5.18, 5.19 or 6.08, as the
case may be, or that relate to the consummation of the transactions contemplated by this Agreement.

                                   ARTICLE 10

                            Conditions to the Merger

      Section 10.01 Conditions to Obligations of Each Party. The obligations of the Company, Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following conditions:

      (a) if required by Delaware Law, this Agreement shall have been adopted by the stockholders of the Company in accordance with such Law; provided, however, that neither Parent nor Merger Subsidiary may assert this condition if either of them or any of their respective Affiliates shall have failed to vote the Shares held by it in favor of the adoption of the Agreement, and the Company may not assert this condition if it shall have failed to fulfill its obligations under Section 7.02;

      (b) no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Merger; provided, however, with respect to any injunction, order or decree, the party asserting this condition shall use reasonable best efforts to have such injunction, order or decree vacated; and

      (c) Merger Subsidiary shall have purchased Shares pursuant to the Offer; provided, however, neither Parent nor Merger Subsidiary may assert this condition if Merger Subsidiary shall have failed, in violation of the terms of this Agreement or the Offer, to purchase the Shares so tendered and not withdrawn.

      Section 10.02 Conditions to the Obligations of Parent and Merger Subsidiary. The obligations of Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following further condition: that the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time.

                                   ARTICLE 11

                                   Termination

      Section 11.01 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company):

      (a)   by mutual written agreement of the Company and Parent;

      (b)   by either the Company or Parent, if:

            (i) Parent shall not have purchased Shares pursuant to the Offer on or before December 31, 2002 (the "OUTSIDE DATE"); provided that (A) the right to terminate this Agreement pursuant to this Section 11.01(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the primary cause of, or resulted in, the failure of the Offer to be consummated on or before such date and
      (B) if the waiting period (and any extension thereof) applicable to the consummation of the Offer under the HSR Act shall expire or terminate less than ten (10) Business Days prior to the Outside Date, the right to terminate this Agreement pursuant to this Section 11.01(b)(i) shall not become effective until the tenth Business Day following the Outside Date;

            (ii) there shall be any law or regulation that makes acceptance for payment of, and payment for, the Shares pursuant to the Offer or consummation of the Merger illegal or otherwise prohibited or any judgment, injunction, order or decree of any court or governmental body having competent jurisdiction enjoining Merger Subsidiary from accepting for payment of, and paying for, the Shares pursuant to the Offer or the Company or Parent from consummating the Merger and such judgment, injunction, order or decree shall have become final and nonappealable; or

            (iii) prior to the acceptance for payment of the Shares under the Offer, the Board of Directors of the Company shall have failed to make, withdrawn, or modified in a manner adverse to Parent, its approval or recommendation of this Agreement, the Offer or the Merger, as permitted by
      Section 7.04(b)(iv), provided that, in the case of any termination by the Company, (A) the Company shall have paid any amounts due pursuant to Sections 12.04(b) and (c) in accordance with the terms, and at the times, specified therein, (B) the Company notifies Parent, in writing and at least 72 hours prior to such termination, promptly of its intention to terminate this Agreement and to enter into a binding written agreement concerning an Acquisition Proposal that constitutes a Superior Proposal of the nature described in Section 7.04(c), attaching the most current version of such agreement (or a description of all material terms and conditions thereof), and (C) Parent does not make, within 72 hours of receipt of such written notification, an offer that the Board of Directors of the Company determines, in good faith after consultation with its financial advisors, is at least as favorable to the shareholders of the Company as such Superior Proposal, it being understood that the Company shall not enter into any such binding agreement during such 72-hour period.

      (c) by Parent, if prior to the acceptance for payment of the Shares under the Offer, any Person or group (as defined in Section 13(d)(3) under the 1934 Act) (other than Parent, Merger Subsidiary or any of their respective Affiliates) shall have become the beneficial owner (as defined in Rule 13d-3 promulgated under the 1934 Act) of at least a majority of the outstanding Shares;

      (d) by Parent, if prior to the acceptance for payment of the Shares under the Offer, the Company shall have breached in any material respect the obligations imposed upon it by Section 7.04; or

      (e) by (i) Parent, if prior to the acceptance for payment of the Shares under the Offer, the Company shall have breached any of the representations, warranties, covenants and agreements contained in this Agreement such that the condition specified in clause (e) of Annex I is not capable of being satisfied on or prior to expiration date of the Offer or (ii) the Company, if prior to the acceptance for payment of the Shares under the Offer, Parent shall have breached any of its covenants or agreements contained herein required to be performed by it prior to the acceptance for payment of the Shares under the Offer or any of its representations and warranties contained in this Agreement, which breach would reasonably be expected to materially impair the ability of Parent to consummate the transactions contemplated by this Agreement.

The party desiring to terminate this Agreement pursuant to this Section 11.01 (other than pursuant to Section 11.01(a)) shall give notice of such termination to the other party.

      Section 11.02 Effect of Termination. If this Agreement is terminated pursuant to Section 11.01, this Agreement shall become void and of no effect with no liability on the part of any party (or any stockholder, director, Officer, employee, agent, consultant or representative of such party) to the other party hereto, provided that, if such termination shall result from the willful (i) failure of either party to fulfill a condition to the performance of the obligations of the other party or (ii) failure of either party to perform a covenant hereof, such party shall be fully liable for any and all liabilities and damages incurred or suffered by the other party as a result of such failure. The provisions of Sections 11.02, 12.04, 12.06, 12.07, 12.08, 12.09 and 12.10
shall survive any termination hereof pursuant to Section 11.01.

                                   ARTICLE 12

                                  Miscellaneous

      Section 12.01 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

      if to Parent or Merger Subsidiary, to:

                      Novell, Inc.
                      8 Cambridge Center
                      Cambridge, MA 02142
                      Attn: Joseph LaSala
                            Senior Vice President, General Counsel and Secretary
                      Fax:  617.551.5101

                      with a copy to:

                      Morgan, Lewis & Bockius LLP
                      101 Park Avenue
                      New York, NY 10178
                      Attn: Howard L. Shecter
                      Fax:  212.309.7044
      if to the Company, to:

                      SilverStream Software, Inc.
                      2 Federal Street
                      Billerica, MA  01821
                      Attn: Steven Shishko
                            Vice President and General Counsel
                      Fax:  978.262.3349

                      with a copy to:

                      Hale and Dorr LLP
                      60 State Street
                      Boston, MA  02109
                      Attn: Michael J. LaCascia
                            William S. Gehrke
                      Fax:  617.526.50001

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

      Section 12.02 Survival of Representations and Warranties. The representations and warranties and agreements contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time or the termination of this Agreement, except for the agreements the performance of which is to occur after the Effective Time and except for the agreements set forth in Sections 11.02, 12.04, 12.06, 12.07, 12.08, 12.09 and
12.10.

      Section 12.03    Amendments; No Waivers.

      (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective, provided that, after the adoption of this Agreement by the stockholders of the Company no such amendment or waiver shall be made which under applicable law requires the further approval of the stockholders of the Company without such further approval.

      (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

      Section 12.04    Expenses.

      (a) Except as otherwise provided in this Section, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

      (b) If a Payment Event (as hereinafter defined) occurs, the Company shall pay to Parent (by wire transfer of immediately available funds), if, pursuant to (w) below, simultaneously with the occurrence of such Payment Event or, if pursuant to (x), (y) or (z) below, within two (2) Business Days following such Payment Event, a fee of $7,434,000.

      "PAYMENT EVENT" means (w) the termination of this Agreement pursuant to
Section 11.01(b)(iii), (x) the termination of this Agreement by Parent pursuant to Section 11.01(c) or 11.01(d), (y) the termination of this Agreement by Parent pursuant to Section 11.01(e)(i), except that such termination shall not be considered a Payment Event if the breach causing such termination occurred through no fault of the Company and as a result of events occurring after the date hereof, or (z) the occurrence of any of the following events within twelve
(12) months of the termination of this Agreement pursuant to Section 11.01(b)(i), provided that an Acquisition Proposal shall have been made after the date hereof and prior to such termination (which shall not have been withdrawn in good faith prior to such termination): (i) the Company merges with or into, or is acquired, directly or indirectly, by merger or otherwise by, a Third Party; (ii) a Third Party, directly or indirectly, acquires more than 50% of the total assets of the Company and its Subsidiaries, taken as a whole; (iii) a Third Party, directly or indirectly, acquires more than 50% of the outstanding Shares; or (iv) the Company adopts or implements a plan of liquidation, recapitalization or share repurchase relating to more than 50% of the outstanding Shares or an extraordinary dividend relating to more than 50% of the outstanding Shares or 50% of the assets of the Company and its Subsidiaries, taken as a whole.

      (c) Upon any termination of this Agreement, pursuant to Section 11.01(b)(i), 11.01(b)(iii), 11.01(c), 11.01(d) or 11.01(e)(i), the Company shall reimburse Parent and its Affiliates (by wire transfer of immediately available funds), no later than two (2) Business Days after submission of reasonable documentation thereof, for 100% of their documented out-of-pocket fees and expenses (including reasonable fees and expenses of their counsel and accountants) actually incurred by any of them in connection with this Agreement and the transactions contemplated hereby up to a maximum of $2,500,000.

      (d)   The Company acknowledges that the agreements contained in this
Section 12.04 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent and Merger Subsidiary would not enter into this Agreement. Accordingly, if the Company fails promptly to pay any amount due to Parent pursuant to this Section 12.04, it shall also pay any costs and expenses incurred by Parent or Merger Subsidiary in connection with a legal action to enforce this Agreement that results in a judgment against the Company for such amount.

      Section 12.05 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that Parent or Merger Subsidiary may transfer or assign, in whole or from time to time in part, to one or more of its Subsidiaries, the right to purchase all or a portion of the Shares pursuant to the Offer, but no such transfer or assignment will relieve Parent or Merger Subsidiary of its obligations under the Offer or prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

      Section 12.06 Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Delaware, without regard to the conflicts of law rules of such state.

      Section 12.07 Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought in any federal court located in the State of Delaware or any Delaware state court, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient form. Process in any such suit, action or proceeding may to the fullest extent permitted by applicable law be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 12.01 shall to the fullest extent permitted by applicable law be deemed effective service of process on such party.

      Section 12.08 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

      Section 12.09 Counterparts; Effectiveness; Benefit. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto. Except as provided in Section 8.03, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

      Section 12.10 Entire Agreement. This Agreement, the Confidentiality Agreement and the Stockholder's Agreements constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

      Section 12.11 Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

      Section 12.12 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

      Section 12.13 Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which they are entitled at law or in equity.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                    SILVERSTREAM SOFTWARE, INC.



                                    By: /s/ David Litwack
                                       ---------------------------------------
                                       Name:  David Litwack
                                       Title: President and CEO


                                    NOVELL, INC.



                                    By: /s/ Jack L. Messman
                                       ---------------------------------------
                                       Name:  Jack L. Messman
                                       Title: Chairman, President and CEO


                                    DELAWARE PLANET INC.



                                    By: /s/ Jack L. Messman
                                       ---------------------------------------
                                       Name:  Jack L. Messman
                                       Title: President

                                                                         ANNEX I

Notwithstanding any other provision of the Offer, Merger Subsidiary shall not be required to accept for payment or, subject to applicable law, pay for any Shares, and may terminate the Offer, if (i) immediately prior to the expiration date of the Offer, (A) the Minimum Condition (as defined in the Merger Agreement) shall not have been satisfied, or (B) the applicable waiting period under the HSR Act or any applicable foreign antitrust law shall not have expired or been terminated or (ii) at any time on or after the date of this Agreement and prior to the expiration date of the Offer, any of the following conditions exists and shall not have resulted from the breach by Parent or Merger Subsidiary of any of their respective obligations under the Merger Agreement:

      (a) there shall be instituted or pending any action or proceeding which, in the reasonable judgment of Parent, has a reasonable likelihood of success, by any government or governmental authority or agency or any other person, domestic, foreign or supranational, before any court or governmental authority or agency, domestic, foreign or supranational, (i) challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the making of the Offer, the acceptance for payment of or payment for some or all of the Shares by Parent or Merger Subsidiary or the consummation of the Merger, (ii) seeking to obtain material damages or otherwise directly or indirectly relating to the transactions contemplated by the Offer or the Merger, (iii) seeking to restrain or prohibit Parent's ownership or operation (or that of its Affiliates) of all or any material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or of Parent and its Subsidiaries, taken as a whole, or to compel Parent or any of its Affiliates to dispose of or hold separate all or any material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or of Parent and its Subsidiaries, taken as a whole, (iv) seeking to impose or confirm material limitations on the ability of Parent, Merger Subsidiary or any of Parent's other Affiliates effectively to exercise full rights of ownership of the Shares, including the right to vote any Shares acquired or owned by Parent, Merger Subsidiary or any of Parent's other Affiliates on all matters properly presented to the Company's stockholders, or (v) seeking to require divestiture by Parent, Merger Subsidiary or any of Parent's other Affiliates of any Shares or (vi) that otherwise, in the reasonable judgment of Parent, is likely to have a Material Adverse Effect on the Company; or

      (b) there shall have been any action taken, or any statute, rule, regulation, injunction, order or decree enacted, enforced, promulgated, issued or deemed applicable to the Offer or the Merger, by any court, government or governmental authority or agency, domestic, foreign or supranational, other than the application of the waiting period provisions of the HSR Act or any applicable foreign antitrust law to the Offer or the Merger, that, in the reasonable judgment of Parent, is likely, directly or indirectly, to result in any of the consequences referred to in clauses (i) through (vi) of paragraph (a) above; or

      (c) any change shall have occurred or been threatened (or any development shall have occurred or been threatened involving a prospective change) in the business, assets, liabilities, financial condition, capitalization, operations or results of operations of the Company or any of its Subsidiaries that, in the reasonable judgment of Parent, is or is likely to have a Material Adverse Effect on the Company; or

      (d) it shall have been publicly disclosed or Parent shall have otherwise learned that (i) any Third Party shall have acquired beneficial ownership of more than 20% of any class or series of capital stock of the Company (including the Shares), through the acquisition of stock, the formation of a group or otherwise, or shall have been granted any option, right or warrant, conditional or otherwise, to acquire beneficial ownership of more than 20% of any class or series of capital stock of the Company (including the Shares), other than acquisitions for bona fide arbitrage purposes only and other than as disclosed in a Schedule 13D or 13G on file with the SEC on June 7, 2002, or (ii) any such Third Party that, prior to June

7, 2002, had filed such a Schedule with the Commission shall have acquired beneficial ownership of additional shares of any class or series of capital stock of the Company (including the Shares), through the acquisition of stock, the formation of a group or otherwise, constituting 20% or more of any such class or series, or shall have been granted any option, right or warrant, conditional or otherwise, to acquire beneficial ownership of additional shares of any class or series of capital stock of the Company (including the Shares) constituting 20% or more of any such class or series; or

      (e) the Company shall have breached or failed to perform in any material respect any of its obligations under the Merger Agreement, or any of its representations and warranties contained in the Merger Agreement, disregarding all such qualifications and exceptions contained therein using the terms "material" or "Material Adverse Effect," shall not be true when made or at any time prior to the consummation of the Offer as if made at and as of such time with only such exceptions as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company; or

      (f) the Merger Agreement shall have been terminated in accordance with its terms; or

      (g) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market for a period in excess of 18 hours, (ii) any declaration of a banking moratorium or general suspension of payments in respect of lenders that regularly participate in the U.S. market in loans to large corporations, (iii) any material limitation by any Federal, state or local government or any court, administrative or regulatory agency or commission or other governmental authority or agency in the United States that materially affects the extension of credit generally by lenders that regularly participate in the U.S. market in loans to large corporations, (iv) any commencement of a war involving the United States or any commencement of armed hostilities or other national or international calamity involving the United States that has a material adverse effect on bank syndication or financial markets in the United States or, in the case of any of the foregoing occurrences existing on or at the time of the commencement of the Offer, a material acceleration or worsening thereof; which, in the reasonable judgment of Parent in any such case, and regardless of the circumstances (including any action or omission by Parent) giving rise to any such condition, could reasonably be expected to have a Material Adverse Effect on the Company or Parent or a material adverse effect on the Offer.

      The foregoing conditions are for the sole benefit of Parent and may be asserted by Parent regardless of the circumstances giving rise to any such conditions and except with respect to the Minimum Condition may be waived by Parent in whole or in part at any time and from time to time prior to the expiration of the Offer, in each case, in the exercise of the good faith judgment of Parent and subject to the terms of this Agreement. The failure by Parent at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time prior to the expiration of the Offer.



                                       I-2